Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

DIOPTICS MEDICAL PRODUCTS, INC., as the Company,

FGX INTERNATIONAL INC., as the Purchaser,

FGX INTERNATIONAL HOLDINGS LIMITED, as Holdings,

THE SELLERS SET FORTH HEREIN

AND

THE SELLER REPRESENTATIVE

DATED AS OF NOVEMBER 26, 2008

	5.12	Absence of Certain Changes or Events	22

	5.13	Labor Matters; Officers, Directors and Employees	23

	5.14	ERISA	24

	5.15	Insurance	27

	5.16	Material Agreements	27

	5.17	Compliance with Law	29

	5.18	Environmental Compliance	29

	5.19	No Brokers or Finders	30

	5.20	Agreements with Customers and Suppliers	30

	5.21	Affiliated Transactions	30

	5.22	Powers of Attorney	31

	5.23	Bank Accounts	31

	5.24	Intellectual Property	31

	5.25	Inventory	33

	5.26	Corporate Documents; Books and Records	33

	5.27	Sale Payments; Seller Closing Costs	33

	5.28	All Material Information	33

6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HOLDINGS		33

	6.1	Organization and Good Standing	33

	6.2	Authority Relative to Agreement; Effect of Agreement	33

	6.3	Absence of Conflict	34

	6.4	Governmental Authorizations	34

	6.5	No Brokers or Finders	34

	6.6	Issuance of Closing Shares	34

	6.7	SEC Filings	34

7.	COVENANTS		34

	7.1	Noncompete; Nonsolicitation	34

	7.2	Tax Matters	36

	7.3	Publicity	38

	7.4	Confidentiality	38

	7.5	Equitable Remedies	39

	7.6	Further Actions	39

	7.7	Excluded Business	39

8.	CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS		39

2

	8.1	Correctness of Representations and Warranties; Compliance with Agreements; No Material Adverse Change	39

	8.2	Absence of Litigation; No Injunction	40

	8.3	Consents	40

	8.4	Escrow Agreement	40

	8.5	Resignations	40

	8.6	Termination of Agreements	40

	8.7	Opinion of Counsel	40

	8.8	Certified Charter; Good Standing; Incumbency	40

	8.9	Proceedings and Documents	41

	8.10	Minute Books and Stock Record Books	41

	8.11	FIRPTA Certificates	41

	8.12	Backup Withholding Forms	41

	8.13	Discharge of Certain Encumbrances	41

	8.14	CIMA LLC	41

	8.15	General Releases	41

	8.16	Warehouse Lease	41

	8.17	Confirmation of Spouse	41

	8.18	Proprietary Rights Agreement	42

	8.19	Transition Services Agreement	42

9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS AND THE COMPANY		42

	9.1	Correctness of Representations and Warranties; Compliance with Agreement	42

	9.2	Absence of Litigation	42

	9.3	Proof of Corporate Action	42

	9.4	Certified Charter; Good Standing	42

	9.5	Incumbency Certificate	42

	9.6	Opinion of Counsel	43

	9.7	Escrow Agreement	43

	9.8	Delivery of Estimated Purchase Price	43

	9.9	Transition Services Agreement	43

	9.10	Confidentiality Agreements	43

	9.11	Warehouse Lease	43

10.	INDEMNIFICATION AND RELATED MATTERS		43

	10.1	Indemnification	43

	10.2	Survival of Representations, Warranties and Covenants; Limitations	44

3

	10.3	Procedures with Respect to Third-Party Claims	46

	10.4	Tax Treatment of Indemnity Payments	47

	10.5	Interest, Penalties or Additions to Tax	47

	10.6	Reduction of Amounts Paid for Claims	47

11.	REGISTRATION OF RESALE OF THE CLOSING SHARES		47

	11.1	Registration Statement	47

	11.2	Cooperation	48

	11.3	Restriction on Offers and Sales	48

	11.4	Indemnification by Holdings	48

	11.5	Indemnification by Sellers	48

	11.6	Indemnification Procedure	49

	11.7	Contribution	49

12.	MISCELLANEOUS		50

	12.1	Seller Representative	50

	12.2	Entire Agreement	51

	12.3	Further Assurances	52

	12.4	Governing Law	52

	12.5	Headings	52

	12.6	Notices	52

	12.7	Binding Effect; Assignment	53

	12.8	Amendments and Waivers	54

	12.9	Counterparts; Signatures by Telecopy	54

	12.10	WAIVER OF JURY TRIAL	54

	12.11	CONSENT TO JURISDICTION	54

	12.12	Severability	55

	12.13	Interpretation	55

	12.14	Exhibits and Schedules to this Agreement	55

4

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of November 26, 2008, by and among FGX INTERNATIONAL INC., a Delaware corporation (“Purchaser”), Dioptics Medical Products, Inc., a California corporation (the “Company”), FGX International Holdings Limited, a British Virgin Islands corporation and the parent company of the Purchaser (“Holdings”), the shareholders of the Company listed on the signature pages hereto (individually a “Seller” and collectively, “Sellers”) and the Seller Representative.

W I T N E S S E T H

WHEREAS, Sellers collectively own the shares of the Company’s common stock (the “Shares”) described on Schedule X, and the Shares constitute all of the issued and outstanding equity securities of the Company;

WHEREAS, Purchaser desires to purchase all of the Shares from Sellers and Sellers desire to sell all of the Shares to Purchaser.

Accordingly, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.                                       CERTAIN DEFINITIONS.

1.1                                 Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified or referred to below (terms defined in the singular to have the correlative meaning in the plural and vice versa):

“Accounting Firm” shall have the meaning set forth in Section 2.2(b).

“Action” shall mean any action, complaint, claim, demand, petition, investigation, grievance, arbitration, suit or other proceeding made or initiated by any Person, whether regulatory, civil or criminal, in law or in equity.

“Affiliate” shall mean, as applied to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall also include (a) any Person who is an officer or director of the Company or any Subsidiary (or other specified Person) or direct or indirect beneficial owner of at least five percent (5%) of the then outstanding equity securities of the Company (or other specified Person) and Family Members of any such Person, (b) any Person of which the Company (or other specified Person) shall, directly or indirectly, beneficially own at least ten percent (10%) of such Person’s outstanding equity securities, and (c) in the case of a specified Person who is an individual, any Family Member of such Person.

“Affiliate Agreements” shall have the meaning set forth in Section 5.21.

“Agreement” means this Stock Purchase Agreement, as amended in accordance with the terms hereof.

“Applicable Policies” shall have the meaning set forth in Section 5.15(b).

“Audited Balance Sheets” shall have the meaning set forth in Section 5.5.

“Audited Financial Statements” shall have the meaning set forth in Section 5.5.

“Authorization” shall mean any approval, authorization, consent, license, permit, franchise, certification, certificate of authority, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Person.

“Basket” shall have the meaning set forth in Section 10.2(b).

“Benefit Plans” shall have the meaning set forth in Section 5.14(a).

“Brokers Obligations” shall mean, with respect to any Person, any obligation to a broker, finder, investment banker or any other Person for brokerage or finder’s fees, commissions, success fees or any similar payment and any other liability, claim, cost, expense or obligation of such Person to any broker, finder, investment banker or any other Person.

“Business Day” shall mean any day that is not a Saturday or a Sunday or a day on which banks located in Providence, Rhode Island are authorized or required to be closed.

“Cap” shall have the meaning set forth in Section 10.2(c).

“CIMA” shall mean CIMA LLC, a Delaware limited liability company all of the equity securities of which are owned by the Sellers, having its headquarters located at 898 Airport Park Road, Suite 200, Glen Burnie, MD 21061.

“CIMA Business” shall mean CIMA’s business of systems analysis, design, development and implementation of software for the aerospace and defense industry.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Cash” shall mean the Company’s cash as of immediately prior to the Closing but after giving effect to the payment of all Seller Closing Costs, Company Indebtedness and Sale Payments.

“Closing Net Working Capital” means the excess of the Company’s total current assets over the Company’s total current liabilities as of immediately prior to the Closing, excluding cash, cash equivalents and income tax-related assets and liabilities, as illustrated on Schedule 1.1.  The Closing Net Working Capital shall be determined in accordance with GAAP and, to the extent not inconsistent with the foregoing, on a basis consistent with those standards applied in the preparation of the Interim Balance Sheet.

“Closing Shares” means 952,380 ordinary shares of Holdings.

“Closing Statement” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall have the meaning set forth in Section 5.14(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introduction to this Agreement.

“Company Indebtedness” shall mean (i) all funded indebtedness of the Company for borrowed money, (ii) all obligations of the Company for the deferred purchase price of property or assets (other than trade payables), and (iii) all obligations of the Company evidenced by notes (including promissory notes issued in consideration for the purchase of stock or assets of any business), bonds, debentures, guarantees, interest rate, currency or hedging arrangements, letters of credit, installment obligations or other similar instruments, which, in the case of (i) through (iii) above, shall include all principal and accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith or required to be paid in order to discharge fully all such amounts as of the Closing.

“Contemplated Transactions” shall mean the sale of the Shares and the execution, delivery and performance of and compliance with this Agreement, the Escrow Agreement and all other agreements, documents and instruments to be executed and delivered pursuant to this Agreement.

“Contract” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment, bylaws, operating agreement, partnership agreement, corporate governance document or other arrangement or agreement, whether written or oral.

“Damages” shall mean any and all claims, losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, diminutions in value, costs and expenses, including reasonable attorneys’ fees, costs of investigation and out of pocket expenses of any nature.

“Encumbrance” shall mean any claim, security interest, mortgage, lien, option, pledge, adverse claim, encumbrance, covenant, condition, easement, right-of-way, assessment or restriction, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of attributes of ownership, any conditional sale or other title retention arrangement and any lease having substantially the same effect as any of the foregoing, and any assignment or deposit arrangement in the nature of a security deposit.

“Environmental Law” shall mean any Law of any Governmental Body in effect as of the date hereof or the Closing Date relating to pollution, the protection of human health and the environment, or the Release of any Hazardous Substance into the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with such Person or (ii) which together with such Person is treated as a single employer under Sections 414(b), (c), (m), (n) and (o) of the Code.

“Escrow Account” shall have the meaning set forth in Section 3.3(a)(i).

“Escrow Agent” shall mean Wells Fargo N.A.

“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, the Seller Representative, Holdings and Purchaser, attached hereto as Exhibit A.

“Escrow Funds” shall have the meaning set forth in Section 3.3(a)(i).

“Escrow Shares” shall mean 571,428 of the Closing Shares.

“Escrow Termination Date” shall mean August 1, 2011.

“Estimated Closing Cash” means the Seller Representative’s good faith estimate of the Closing Cash, as set forth in the Estimated Closing Statement.

“Estimated Closing Net Working Capital” means the Seller Representative’s good faith estimate of the Closing Net Working Capital, as set forth in the Estimated Closing Statement.

“Estimated Closing Statement” means a closing statement prepared and delivered by the Seller Representative to Purchaser not less than one (1) Business Day prior to the Closing Date setting forth a calculation of the Seller Representative’s good faith estimate of the Estimated Purchase Price, including Estimated Closing Cash and Estimated Closing Net Working Capital.

“Estimated Purchase Price” shall mean an aggregate amount equal to (i) $40,000,000, (ii) minus the amount (if any) by which Estimated Closing Net Working Capital is less than Target Net Working Capital, (iii) minus the amount (if any) by which the Estimated Closing Cash is less than Target Cash, (iv) plus the amount (if any) by which the Estimated Closing Cash is greater than Target Cash, (v) plus the Closing Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Businesses” shall mean the CIMA Business and the LE Business.

“Family Member” shall mean, as to any individual, such individual’s descendants (whether natural or adopted), such individual’s spouse, such individual’s spouse’s descendants (whether natural or adopted), or any trust, limited partnership, limited liability company or other entity established for the primary benefit of any of the foregoing persons (whether natural or adopted) for estate planning purposes.

“Final Purchase Price” means the Estimated Purchase Price (i) minus the amount (if any) by which Closing Net Working Capital (as finally determined in accordance with Section 2.2(b)) is less than Estimated Net Working Capital and, (ii) minus the amount (if any) by which Closing Cash (as finally determined in accordance with Section 2.2(b)) is less than Estimated Closing Cash, (iii) plus the amount (if any) by which Closing Net Working Capital (as finally determined in accordance with Section 2.2(b)) is more than Estimated Closing Net Working Capital (provided, however, that Closing Net Working Capital for purposes of this clause (iii) shall be the lesser of Closing Net Working Capital (as finally determined in accordance with Section 2.2(b)) and Target Net Working Capital) (iv) plus the amount (if any) by which Closing Cash (as finally determined in accordance with Section 2.2(b)) is more than Estimated Closing Cash.

“Fraud Claims” shall have the meaning set forth in Section 10.2(a).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Body” shall mean any domestic or foreign national, state, multi-state, municipal or other local, government (whether the executive, legislative, or judicial branch), any court, official (acting in his or her official capacity), board, subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

“Hazardous Substance” shall mean petroleum, petroleum by-products, polychlorinated biphenyls, asbestos and any other chemicals, compounds, elements, materials, substances or wastes which are currently defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants” under any Environmental Law.

“Holdings” shall have the meaning set forth in the introduction to this Agreement.

“Indemnified Party” shall have the meaning set forth in Section 10.3.

“Indemnifying Party” shall have the meaning set forth in Section 10.3.

“Initial Escrow Release Date” shall mean the date that is the 12-month anniversary of the Closing Date.

“Intellectual Property” shall mean all (i) patents, patent applications, patent disclosures and inventions, whether foreign or domestic, including all reissues, continuations, divisions, continuations in part and renewals and extensions thereof, (ii) internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including both source and object code), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Interim Balance Sheet” shall have the meaning set forth in Section 5.5.

“Interim Financial Statements” shall have the meaning set forth in Section 5.5.

“Key Employees” shall mean the individuals listed on Schedule 8.18.

“Knowledge” shall mean, with respect to the Company, (i) the knowledge of Richard T. Niner, Ronald G. Strackbein and Janice Langley, and shall be deemed to include the actual knowledge of any such person and the knowledge which any such person would have obtained after making a reasonably diligent inquiry of those employees of the Company with principal day-to-day operational responsibility with respect to a particular matter, (ii) the actual knowledge of Stephanie Schmidt and (iii) solely for the purposes of Section 5.24, the actual knowledge of Eric Rhea.

“Late Filing Payment” shall mean, with respect to any Pre-Closing Period Tax Return, an amount equal to the refund (if any) paid to the Company with respect to such Tax Return multiplied by .0166% multiplied by the number of days between (but not including) June 15, 2009 and the date on which such Tax Return is filed.

“Law” shall mean any constitutional provision, statute, law, rule, regulation, ordinance, code or requirement, in the case of each of the foregoing, of any Governmental Body, including, without limitation, common law and any Order.

“LE” means Live Eyewear, Inc., a California corporation all of the equity securities of which are owned by the Sellers, having its headquarters located at 125 Venture Drive, San Luis Obispo, California.

“LE Business” means the business of the design, development, distribution, marketing or sale of fit-over and clip-on eyewear conducted by LE.

“Liability” shall mean any indebtedness, accounts payable, obligation, guarantee or other liability (whether absolute, accrued, matured, contingent, known or unknown, fixed or otherwise, or whether due or to become due), including, any fine, penalty, judgment, award or settlement respecting any judicial administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law.

“Material Adverse Change” shall mean any change, event, fact, circumstance or effect that, individually or in the aggregate with any other change, event, fact, circumstance or effect, has had or could reasonably be expected to have a materially adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company taken as a whole, other than any change, event, fact, circumstance or effect that results from any Non-Controlled Event.

“Material Agreements” shall have the meaning set forth in Section 5.16(a).

“Material Lease” shall have the meaning set forth in Section 5.9.

“Material Permits” shall have the meaning set forth in Section 5.17(a).

“Non-Compete Period” shall have the meaning set forth in Section 7.1(a).

“Non-Controlled Event” shall mean any acts of god, war or terrorism or any event relating to or arising from general economic or market conditions, industry specific market and other conditions or any political actions or events.

“Notice of Objection” shall have the meaning set forth in Section 2.2(b).

“Order” means any consent, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Body (in each such case whether preliminary or final).

“Permitted Encumbrances” shall have the meaning set forth in Section 5.8(b).

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

“Post-Closing Period Tax Return” means any income tax return filed by the Company (or in which the Company is included) with respect to Tax periods beginning after the Closing Date.

“Pre-Closing Period Tax Return” means any income tax return of the Company for any Tax period ending on or before the Closing Date, which return is due after the Closing Date.

“Pro Rata Share” shall mean the aggregate percentage interest of each Seller as set forth in Schedule X hereto.

“Purchaser” shall have the meaning set forth in the introduction to this Agreement.

“Purchaser Documents” shall have the meaning set forth in Section 6.2.

“Recent Executives” means any Person who was at any time on or after January 1, 2008 an officer or director of the Company or any Subsidiary and is not an employee or director of the Company on the Closing Date.

“Recipients” shall have the meaning set forth in Section 7.4.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Restricted Area” shall mean Canada, Mexico and the United States.

“Restricted Business” shall mean any business or operations of the type engaged in by the Company as of the Closing and during the three years prior thereto.

“Rule 144” means SEC Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time.

“Sale Payment Tax Benefit” means an amount equal to the net operating losses on a Post-Closing Period Tax Return resulting from Sale Payments claimed as a deduction by the Company multiplied by the tax rate applicable to the Company with respect to such Tax Return.

“Sale Payments” shall mean any bonus, severance, stay pay or other compensation, benefit or payment that is created, accrues or becomes payable by the Company on or prior to the Closing Date to any present or former director, shareholder, employee or consultant, including pursuant to any employment agreement, benefit plan or any other Contract, or any compensation, benefit or payment that accelerates, in each case, as a result of the execution, delivery or consummation of the transactions contemplated hereby (without regard to when any such compensation, benefit or payment is due and payable); provided that Company’s Brokers Obligations shall not be “Sale Payments.”

“Schedules” shall have the meaning set forth in the introduction to Article 4.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Escrow Release Date” shall mean the date that is the 24-month anniversary of the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” shall have the meaning set forth in the introduction to this Agreement.

“Seller Closing Costs” shall mean all costs, fees and expenses incurred by the Company or the Sellers in connection with the negotiation, execution and delivery of the letter agreement dated as of August 12, 2008 between the Company, the Sellers and Purchaser, this Agreement, the Escrow Agreement or the Contemplated Transactions or in connection with any alternative sale transactions considered by the Sellers or the Company, including, without limitation, all Company’s Brokers Obligations, any Sellers’ Brokers Obligations or financial advisory fees and fees and expenses of legal counsel, accounting advisors, consultants and other experts and advisors.

“Seller Documents” shall have the meaning set forth in Section 4.2.

“Seller Representative” shall have the meaning set forth in Section 12.1.

“Share Price” shall mean, on the applicable date of determination, a price per share equal to the average of the high and low sale prices of Holdings’ ordinary shares on NASDAQ on such date of determination (or, if such date is not a NASDAQ trading day, the next NASDAQ trading day).

“Shares” shall have the meaning set forth in the Recitals hereto.

“Solicit” shall have the meaning set forth in Section 7.1(b)(i).

“Subsidiary” shall mean with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (c) whose voting securities are more than 50% owned, directly or indirectly, by such specified Person.

“Target Cash” shall mean $4,447,634.

“Target Net Working Capital” shall mean $6,475,000, determined in accordance with the calculation used to determine Closing Net Working Capital.

“Tax” or “Taxes” shall mean any federal, state, local or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, capital, paid-up capital, profits, lease, service, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax liability incurred or borne as a transferee or successor or by contract, or otherwise), together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean a Governmental Body having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Transfer Taxes” shall have the meaning set forth in Section 7.2(c).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109 and related regulations, as amended, and any state equivalent including California Labor Code, Section 1400 et seq.

1.2           References to Dollars.  References to dollars or “$” in this Agreement shall mean United States dollars.

1.3           Gender.  References to the masculine in this Agreement shall include the feminine and neuter (e.g. “his” shall include “hers” and “its”) and references to the neuter shall include the feminine and masculine.

2.             THE ACQUISITION.

2.1           Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, at the Closing, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from each Seller, free and clear of all Encumbrances, all of the Shares held by such Seller, which, together with the Shares sold by each other Seller, shall comprise all of the outstanding equity securities of the Company (and which Shares are set forth opposite the Sellers’ names on Schedule X attached hereto).  In consideration of the sale of each Seller’s Shares to Purchaser by such Seller, at the Closing, Purchaser agrees to pay to each Seller such Seller’s Pro Rata Share of the Estimated Purchase Price in accordance with Section 3.3(a).

2.2           Purchase Price; Adjustment.

(a)           Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Seller Representative a statement (the “Closing Statement”) setting forth (i) the Closing Net Working Capital and the Closing Cash and (ii) the Final Purchase Price resulting from the calculation of Closing Net Working Capital and Closing Cash set forth on the Closing Statement.

(b)           After the delivery of the Closing Statement and until such time as the Final Purchase Price is determined in accordance with this Section 2.2, the Seller Representative (and its agents and representatives) shall have full access during reasonable business hours upon prior written notice to the books and records of Purchaser, the Company and their respective representatives relating to the Closing Statement and the calculations set forth thereon.  Unless the Seller Representative, within 30 days after receipt of the Closing Statement, delivers to Purchaser a written notice objecting thereto (“Notice of Objection”), such Closing Statement and the Final Purchase Price resulting therefrom shall be binding upon Purchaser and Sellers.  Any Notice of Objection shall (x) specify in detail the basis for and the nature and amount of any disagreement so asserted (to the extent determinable from the records provided to the Seller Representative), and (y) only include disagreements based on mathematical errors or based on the Closing Statement and the calculation of Closing Net Working Capital or Closing Cash not being prepared and calculated in accordance with the definition of Closing Net Working Capital, Closing Cash and the other provisions of this Agreement.  If a timely Notice of Objection is received by Purchaser, then the Closing Statement (as revised in accordance with clause (1) or (2) below) shall become final and binding upon the parties on the earlier of (1) the date the Seller Representative and Purchaser resolve in writing any differences they have with respect to any matter specified in the Notice of Objection and (2) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm.  During the 30 days immediately following the delivery of a Notice of Objection, the Seller Representative and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Objection.  At the end of such 30-day period, the Seller Representative and Purchaser shall submit to PricewaterhouseCoopers for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Objection.  In the event that PricewaterhouseCoopers currently, or at the time the submission contemplated above is made, is engaged by any of the Purchaser, the Company or the Sellers or is soliciting any such engagement, then the Seller Representative and Purchaser shall submit the disputed matters to an alternative “big-four” or other accounting firm mutually agreed upon by the Seller Representative and Purchaser (PricewaterhouseCoopers or other selected accounting firm is referred to herein as the “Accounting Firm”).  Purchaser and the Seller Representative shall instruct the Accounting Firm to review and resolve any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Objection.  Purchaser and the Seller Representative shall instruct the Accounting Firm to make a final determination of the items included in the Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement and the definition of Closing Net Working Capital and Closing Cash.  Purchaser and the Seller Representative will cooperate with the Accounting Firm during the term of its engagement.  Purchaser and the Seller Representative shall instruct the Accounting Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or the Seller Representative, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or the Seller Representative, on the other hand.  Purchaser and the Seller Representative shall also instruct the Accounting Firm to make its determination based solely on presentations by Purchaser and the Seller Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The Closing Statement and the resulting Final Purchase Price shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Purchaser and the Seller Representative (which final resolution shall be requested by the parties to be delivered not more than sixty (60) days following submission of such disputed matters).  The Accounting Firm shall apportion its fees and expenses pursuant to this Section 2.2(b) between the Seller Representative and Purchaser so as to approximate the extent to which the parties’ submitted disputed items were, on a net basis, different from the amount finally resolved by the Accounting Firm in accordance with this Section 2.2(b), as determined by reference to the Final Purchase Price (as an illustration, this sentence would result in apportionment between both parties equally if the amounts that each assigned to items in dispute were equidistant from the amount finally resolved by the Accounting Firm).

(c)           If the Final Purchase Price (as determined pursuant to Section 2.2(b)) is less than the Estimated Purchase Price, then each Seller shall pay Purchaser such Seller’s Pro Rata Share of such difference.  If the Final Purchase Price (as determined pursuant to Section 2.2(b)) is greater than the Estimated Purchase Price, then Purchaser shall pay each Seller such Seller’s Pro Rata Share of such difference. Payments by Purchaser to Sellers pursuant to this Section 2.2(c) shall be made by wire transfer of immediately available funds, to an account or accounts designated by Sellers and payments by Sellers to Purchaser pursuant to this Section 2.2(c) shall be made, at any Seller’s election, by wire transfer of immediately available funds to an account designated by Purchaser or by delivery of a number of Closing Shares equal to the amount of such payment divided by the Share Price on the required date of payment, in each case as follows: (i) if no Notice of Objection is delivered by the Seller Representative, such amount shall be paid within three Business Days of the earlier of the expiration of the 30-day period for delivery of such Notice of Objection and the date of delivery by the Seller Representative of a notice that the Closing Statement will be accepted without objection; or (ii) if a Notice of Objection is delivered by the Seller Representative, such payment to Purchaser or Sellers, as applicable, shall be paid within three Business Days after the date all disputed items are finally resolved pursuant to Section 2.2(b).  Any amounts not paid by Sellers or Purchaser, as applicable, when required pursuant to this Section 2.2(c) shall (i) bear interest compounded annually from the required date of payment to the date of actual payment at the prime rate of interest announced publicly by Citibank N.A. in New York, New York from time to time as its base rate, and (ii) in the case of non payment by any Seller, be payable to Purchaser from the Escrow Funds at Purchaser’s election; provided, however, that in the event any such payments to Purchaser from the Escrow Funds equal or exceed $250,000, each Seller covenants and agrees to pay to the Escrow Account a number of Closing Shares or an amount in immediately available funds, at such Seller’s election, representing each Seller’s Pro Rata Share of any such payment to Purchaser from the Escrow Funds pursuant to the preceding clause (ii), with interest applied to such repaid amount as computed under the preceding clause (i).

(d)           On the Initial Escrow Release Date, the Seller Representative and Purchaser shall jointly instruct the Escrow Agent to promptly disburse to the Seller Representative (and the Seller Representative shall promptly disburse to the Sellers based on their respective Pro Rata Share) from the Escrow Account, fifty percent (50%) of the Escrow Funds less the aggregate amount of all unresolved claims for indemnification properly made pursuant to Article 10 by Purchaser on or prior to the Initial Escrow Release Date.  On the Secondary Escrow Release Date, the Seller Representative and Purchaser shall jointly instruct the Escrow Agent to promptly disburse to the Seller Representative (and the Seller Representative shall promptly disburse to the Sellers based on their respective Pro Rata Share) from the Escrow Account, twenty five percent (25%) of the Escrow Funds less the aggregate amount of all unresolved claims for indemnification properly made pursuant to Article 10 by Purchaser on or prior to the Secondary Escrow Release Date.  On the Escrow Termination Date, the Seller Representative and Purchaser shall jointly instruct the Escrow Agent to promptly disburse to the Seller Representative (and the Seller Representative shall promptly disburse to the Sellers based on their respective Pro Rata Share) from the Escrow Account, the remaining Escrow Funds then held in the Escrow Account less the aggregate amount of unresolved claims for indemnification properly made pursuant to Article 10 by Purchaser on or prior to the Escrow Termination Date (“Reserved Escrow Funds”).  After the Escrow Termination Date, within three (3) Business Days of the final adjudication or resolution of an outstanding claim properly made pursuant to Article 10 by Purchaser on or prior to the Escrow Termination Date, the Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to promptly disburse to the Seller Representative (and the Seller Representative shall promptly disburse to the Sellers based on their respective Pro Rata Share) from the Escrow Account, the amount of the Reserved Escrow Funds reserved for such claim.

(e)           Notwithstanding anything to the contrary herein, the Seller Representative in its sole discretion may elect at any time, by providing prior written notice to the Escrow Agent and the Purchaser, to require the Escrow Agent to release any or all Escrow Shares then in the Escrow Account.  The Escrow Agent shall be required to release to the parties designated by the Seller Representative the requested number of Escrow Shares upon deposit by the Seller Representative in the Escrow Account of cash in an amount equal to

$10.50 times the number of requested Escrow Shares.  For avoidance of doubt, the obligation to deposit cash shall not apply with respect to any release of Escrow Shares pursuant to clause (d) above or Section 10.1.

(f)            For purposes of calculating the value of the Escrow Funds for purposes of Section 2.2(d), each Escrow Share shall have a value equal to the Share Price of such Escrow Share on the applicable release date or date of final settlement, adjudication or other resolution of any outstanding claim pursuant to Section 2.2(d).

3.             THE CLOSING.

3.1           Place and Time.  The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Edwards Angell Palmer & Dodge LLP, 2800 Financial Plaza, Providence, Rhode Island  02903 on November 26, 2008, assuming satisfaction of, or to the extent permissible, waiver of, all of the conditions set forth in Article 8 and Article 9 hereof (other than those conditions which, by their nature, can only be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) or at such other place, date and time as the parties may agree in writing (the actual date of the Closing, the “Closing Date”).

3.2           Deliveries by or on behalf of Sellers.  At the Closing:

(a)           Each Seller shall deliver to Purchaser stock certificates representing the Shares owned by such Seller, free and clear of all Encumbrances, and accompanied by stock powers duly endorsed in blank; and

(b)           Each Seller shall deliver to Purchaser such agreements, opinions, certificates and other documents referred to in Article 8 hereof.

3.3           Deliveries and Actions by or on behalf of Purchaser.  At the Closing, Purchaser shall:

(a)           Deliver an aggregate amount equal to the Estimated Purchase Price as follows:

(i)            first, to the Escrow Agent, the Escrow Shares, to be held in a separate and distinct escrow account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement.  The Escrow Shares, earnings thereon (including, without limitation, all dividends and other distributions on such shares) and any other amounts held from time to time by the Escrow Agent in the Escrow Account are referred to herein as the “Escrow Funds” and, in accordance with Section 2.2(c) and Section 10.4 of this Agreement, as applicable, the Escrow Funds may be a source of recovery for any amounts owing to Purchaser pursuant to Section 2.2(c) and Section 10.1(a) of this Agreement;

(ii)           second, to each Seller, such Seller’s Pro Rata Share of the cash portion of the Estimated Purchase Price by immediately available funds to accounts designated in writing by such Sellers at least two (2) Business Days prior to the Closing; and

(iii)          third, to each Seller, such Seller’s Pro Rata Share of the number of Closing Shares remaining after payment of the Escrow Shares;

(b)           Deliver to the Sellers such agreements, opinions, certificates and other documents referred to in Article 9 hereof; and

(c)           Holdings shall cause its transfer agent to deliver to the Sellers certificates representing their respective Closing Shares and to the Escrow Agent certificates representing the Escrow Shares, in each case as soon as practicable after the Closing in the ordinary course of business.

4.             REPRESENTATIONS AND WARRANTIES OF SELLERS.

Each Seller, on a several and not joint basis, represents and warrants that, except as expressly set forth in the disclosure schedules of even date herewith delivered to Purchaser by the Sellers and the Company (the “Schedules”, and each, a “Schedule”), the provisions of which are numbered to correspond to the section numbers of this Agreement to which they refer:

4.1           Title to Shares.  Such Seller has record and beneficial ownership of, and good and valid title to, the Shares listed on Schedule X opposite his name, free and clear of all Encumbrances.  Such Shares, together with all of the other Shares listed on Schedule X, represent all of the outstanding equity interests of the Company.  Such Seller has not granted any option or right to acquire any equity securities, or similar rights, of the Company other than to Purchaser pursuant to this Agreement.  Such Seller is not party to or bound by any oral or written agreement, option, warrant, right, contract, call or put that requires, or upon the passage of time or occurrence of any other event would require, the payment of money with respect to, or transfer of, any of his Shares, or any other equity interest in the Company, to anyone other than Purchaser.  Such Seller is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of his Shares.  The delivery to Purchaser of the certificates or other instruments or agreements representing the Shares of such Seller in accordance with Section 3.2(a) and the payment or delivery to such Seller of the consideration payable or deliverable to such Seller pursuant to Section 2.1 will transfer to Purchaser record and beneficial ownership of the Shares, free and clear of all Encumbrances.

4.2           Authority Relative to Contemplated Transactions; Effect of Agreement.  Such Seller has all requisite power and authority to execute, deliver and perform his obligations under this Agreement and each agreement, document or instrument required to be executed and delivered by him hereby or in connection herewith (the “Seller Documents”) and to perform his obligations hereunder and thereunder.  This Agreement and each other Seller Document to be executed and delivered by such Seller has been duly executed and delivered by such Seller and constitutes legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3           Absence of Conflict.  Neither the execution and delivery by such Seller of this Agreement, nor the consummation by such Seller of the Contemplated Transactions

(a) violates, is in conflict with, accelerates the performance required by or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material Contract to which such Seller is a party or by which any of his Shares are bound, (b) violates any Law applicable to such Seller or his Shares, (c) results in the creation of any Encumbrance upon any of his Shares under any agreement or commitment of any kind or character to which such Seller is a party or by which any of his Shares are bound or (d) requires the consent of any Person.

4.4           Governmental Authorizations.  No Authorization of any Governmental Body is required by or on behalf of such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or the consummation of the Contemplated Transactions.

4.5           Litigation.  There is no Order or Action which exists, is pending or, to the knowledge of such Seller, threatened against such Seller, which would adversely affect such Seller’s performance under this Agreement, the Contemplated Transactions or otherwise prevent such Seller from complying with the terms and provisions of this Agreement or any other Seller Document.

4.6           Investment Representations Respecting the Closing Shares.  Such Seller (a) is an “accredited investor,” as such term is defined in Rule 501(a) under the Securities Act, because he has an individual net worth, or joint net worth with his spouse, of more than $1,000,000, (b) understands that the Closing Shares are being issued without registration under the Securities Act or any state securities law in reliance on an exemption therefrom that depends in part on the accuracy of his representations herein, (c) is acquiring the Closing Shares as principal for his own account, not as a nominee or agent nor for the benefit of any other person, and not with a view to the resale or distribution of any part thereof except in compliance with the Securities Act, (d) understands that the Closing Shares are “restricted securities,” as defined in Rule 144, and that no sale or other disposition of the Closing Shares may be made unless registered under the Securities Act and applicable state securities laws, or exempt therefrom, and (e) understands that the certificates evidencing the Closing Shares shall be endorsed with a legend referring to such restrictions.  Without limiting the forgoing, such Seller acknowledges that the resale of the Closing Shares may never be registered under the Securities Act, notwithstanding the commercially reasonable efforts of the Purchaser pursuant to Section 11.1 hereof, and that, if such resale is not so registered, the Closing Shares will be publicly salable only in accordance with Section 4(1) of the Securities Act, including Rule 144.

5.             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY.

The Company and Sellers hereby represent and warrant that, as of the Closing Date, or another date to the extent specified, except as set forth in a Schedule corresponding in number to the applicable Section of this Article 5:

5.1           Organization and Good Standing; Authority Relative to Contemplated Transactions.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  The Company has all requisite corporate power to own, operate and lease its properties and carry on its business as the same is now being conducted.  Neither the location of its property nor the conduct of its business requires the Company to be qualified to do business as a foreign corporation in any state where the failure to so qualify would cause a Material Adverse Change.  The Company conducts business, including but not limited to, marketing, sales and promotion, in the Restricted Area.

(b)           The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement, document or instrument required to be executed and delivered by it pursuant hereto. The execution, delivery and performance by the Company of this Agreement and such other agreements, documents and instruments related to this Agreement, and the consummation by the Company of the Contemplated Transactions, have been duly authorized by all necessary action of the Company.  This Agreement and each other agreement, document or instrument to be executed and delivered by the Company in connection therewith have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)           Since February 2, 1996, except as set forth on Schedule 5.1(c), neither the Company nor any of its Subsidiaries is the successor by merger or by operation of law to any other entity and has not acquired all or substantially all of the assets of any other entity.

(d)           The Company does not directly or indirectly (i) own, of record or beneficially, any outstanding equity securities in any Person or (ii) control any other Person.

(e)           The Company has delivered to Purchaser true, correct and complete copies of the minutes, resolutions and consents of the respective Boards of Directors, committees thereof, and stockholders of the Company and each Subsidiary through the date hereof, none of which minutes, resolutions or consents have been rescinded, and such documents accurately and completely reflect, in all material respects, all actions taken by each such body.

5.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 1,000 shares of common stock, 103.7993 of which are outstanding.  The Shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned as shown on Schedule X.

(b)           Except for (i) the Shares, and (ii) this Agreement, there are no outstanding shares of capital stock, subscriptions, options, rights, warrants, convertible securities, stock appreciation rights agreements, or other equity appreciation or similar rights or other oral or written agreements or calls, demands or commitments of any kind relating to the capital stock or other equity securities of the Company, or the issuance, sale, redemption, voting or transfer thereof.  There is no liability for dividends accrued or declared and unpaid by the Company.

5.3           Absence of Conflict.  Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the Contemplated Transactions (a) violates, is in conflict with, accelerates the performance required by or constitutes a default (or an event which, with notice or lapse of time or both, would accelerate the performance required by or constitute a default) under any Material Lease or Material Agreement, (b) violates the Articles of Incorporation or Bylaws of the Company or any Law applicable to the Company or (c) will result in the imposition of any Encumbrance against any property or asset of the Company.

5.4           Governmental Authorizations.  No Authorizations of any Governmental Body are required by or on behalf of the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.

5.5           Financial Statements.  The Company has delivered to Purchaser true and complete copies of (i) the audited balance sheets of the Company as at September 30, 2006 and September 30, 2007 (the “Audited Balance Sheets”) and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years then ended, together with the notes thereon (collectively with the Audited Balance Sheets, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as at September 30, 2008 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the 12-month period then ended (collectively with the Interim Balance Sheet, the “Interim Financial Statements”).  The Audited Financial Statements and (except as provided below) the Interim Financial Statements (a) have each been prepared in accordance with GAAP consistently applied throughout the periods indicated, (b) have been prepared from and in accordance with the Company’s books and records, and (c) fairly present the financial position and results of operations of the Company, as at the respective dates thereof and for the periods therein referred to.  The Interim Financial Statements do not include or reflect normal year-end adjustments required by GAAP applied, to the extent not inconsistent with GAAP, on a basis consistent with the Audited Financial Statements and the Interim Financial Statements do not include the type of notes that would customarily be included in a financial statement prepared in accordance with GAAP.

5.6           Accounts Receivable.  Schedule 5.6 sets forth a true, accurate and complete list as of the date of the Interim Balance Sheet of the Company’s billed and unbilled accounts receivable (the “Accounts Receivable”) identifying the respective account debtor for each Account Receivable and including the aging thereof.  All Accounts Receivable arose from bona fide transactions in the ordinary course of business.  The Accounts Receivable have been collected or will be collectible in the book amounts thereof, subject to the allowance for bad debt set forth in the Closing Statement.  Since September 30, 2007, (x) the collection of accounts receivable by the Company has been pursued in the ordinary course consistent with past practice, and (y) there has been no sale or other disposition to a third party of any accounts receivable by the Company.

5.7           Company Indebtedness; Undisclosed Liabilities.

(a)           There is no Company Indebtedness other than the obligation to make payments in connection with the capital expenditures to be made in the amounts described on Schedule 5.12.

(b)           The Company does not have any Liability, except (i) as and to the extent disclosed or reserved against in the Interim Balance Sheet; (ii) as and to the extent set forth on Schedule 5.7(b) or (iii) as and to the extent incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices (none of which Liabilities covered by clause (iii) results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).  There is no probable or reasonably possible loss contingency (within the meaning of Statement of Financial Accounting Standards No. 5) that is not reflected in the Interim Balance Sheet or the audited balance sheet of the Company as at September 30, 2007 (including any notes thereto).

5.8           Owned Real and Personal Property; Encumbrances.

(a)           The Company does not own any real property and, except as set forth on Schedule 5.8(a), since February 2, 1996, neither the Company nor any of its predecessors have ever owned any real property.

(b)           Except for Permitted Encumbrances, the Company has good and marketable title to all of the tangible personal property reflected as being owned by it on the Interim Balance Sheet (except for personal property sold or otherwise disposed of since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices), including any such personal property in the possession of third parties, which personal property, together with personal property leased by the Company described in Section 5.9, constitutes all personal property necessary for conducting the business of the Company as presently conducted.  All personal property owned by the Company but in the possession of a Person other than the Company is set forth on Schedule 5.8(b).  “Permitted Encumbrances” means (i) statutory liens for Taxes not yet due or delinquent, and for which there are adequate reserves, in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairmen’s, landlords’ and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable and (iii) deposits or pledges of cash to secure obligations under Laws or to secure obligations with respect to trade payables incurred in the ordinary course of business consistent with past practices.

5.9           Leased Real and Personal Property.  Schedule 5.9 sets forth a true and complete list of each lease, sublease or license (each a “Material Lease”) under which the Company is a lessee, lessor, sublessee, sublessor, licensee or licensor which (a) is a lease of real property or (b) is a lease of personal property which provides for aggregate annual payments of more than $20,000.  Schedule 5.9 also sets forth a complete list of all leases of real property that the Company has ever been a party to during the last five (5) years.  With respect to the Material Leases, (i) such Material Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (ii) all accrued and currently payable material rents and other payments required by such Material Leases have been paid and (iii) the Company and, to the Company’s Knowledge, each other party thereto have complied with all respective material covenants and provisions of the Material Leases.  The Company enjoys peaceful and undisturbed possession under each Material Lease to which it is a party (as lessee, sublessee or licensee) and there is not, with respect to any Material Lease, any event of default, or event which with notice or lapse of time or both would constitute an event of default, existing on the part of the Company or, to the Knowledge of the Company, on the part of any other party thereto.  None of the rights of the Company under any Material Lease will be subject to termination or modification (nor will any Person have the right to accelerate the performance of the Company under any Material Lease), and no consent or approval of any third party is required under any Material Lease as a result of the consummation of the Contemplated Transactions.

5.10         Litigation.  Except as set forth on Schedule 5.10, there are no Actions or Orders which are existing, pending, threatened by, or, to the Knowledge of the Company, threatened against the Company or its business or assets.  Schedule 5.10 also identifies all Actions or Orders which were at any time during the past three (3) years settled by the Company and the remaining Liability under the related settlement agreements.

5.11         Taxes.

(a)           The Company and each Subsidiary have timely filed all material Tax Returns required to be filed (determined without regard to extensions) after February 2, 1996 but on or before the date hereof.  The Company and each Subsidiary have timely paid all material Taxes owed (whether or not shown, or required to be shown, on Tax Returns) after February 2, 1996 but on or before the date hereof.  Since February 2, 1996, the Company and each Subsidiary have withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.  All Tax Returns required to be filed by the Company and each Subsidiary after February 2, 1996 were true, complete and correct in all material respects.  All required estimated Tax payments sufficient to avoid any underpayment penalties have been timely made by or on behalf of the Company and each Subsidiary since February 2, 1996.  None of the Tax Returns filed by the Company and each Subsidiary since February 2, 1996 contain a disclosure statement under former Section 6661 of the Code or current Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).  There are no liens for Taxes upon any of the Company’s assets or any Subsidiary’s assets, other than Liens for Taxes not yet due and payable and for which there are adequate reserves in accordance with GAAP.

(b)           Except as set forth on Schedule 5.11(b), since February 2, 1996, none of the Tax Returns filed by the Company or any Subsidiary or Taxes paid or payable by the Company or any Subsidiary have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Taxing Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Knowledge of the Company, threatened.

(c)           Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.  The Company is not subject to, nor has applied for, any private letter ruling of the Internal Revenue Service or comparable rulings of any Taxing Authority.  Except as set forth on Schedule 5.22, neither the Company nor any Subsidiary nor any other Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(d)           Neither the Company nor any Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (D) installment sale or open transaction made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.

(e)           Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5)(A)(ii) of the Code) as a result of the Contemplated Transactions.  None of the shares of outstanding capital stock of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.  No portion of the Final Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

(f)            Neither the Company nor any Subsidiary is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.  The Company has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations and Section 341(f)(2) does not apply to any of the Company’s assets.  The Company is not, and since February 2, 1996 has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii), of the Code.

(g)           Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions”

(within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(h)           Neither the Company nor any Subsidiary has net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the Contemplated Transactions).  Neither the Company nor any subsidiary has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise.  Neither the Company nor any Subsidiary has ever made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes.

(i)            Neither the Company nor any Subsidiary owns, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “controlled foreign corporation” within the meaning of Section 957 of the Code.  Neither the Company nor any Subsidiary has never been a “personal holding company” within the meaning of Section 542 of the Code.

(j)            Neither the Company nor any Subsidiary is a party to any Tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement).  Since February 2, 1996, neither the Company nor any Subsidiary has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company).  Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(k)           No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.  Neither the Company nor any Subsidiary has, or has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(l)            The Sellers have provided Purchaser access to correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2005.

(m)          Neither the Company nor any Subsidiary has (i) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (ii) participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law).

(n)                                 Since  February 2, 1996, the Company and its Subsidiaries are not and never have been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction and all transactions and agreements (whether written or oral) between or among the Company and any Subsidiary (or any of their Affiliates) since  February 2, 1996 and/or the terms thereof have been conducted in an arm’s length manner consistent with the Company’s and its Subsidiaries’ transactions or agreements with unrelated third parties.

5.12                           Absence of Certain Changes or Events.  Except as expressly contemplated by this Agreement or as set forth on Schedule 5.12, since September 30, 2007, (a) the Company has conducted its business in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Change.  Without limiting the generality of the foregoing, since September 30, 2007, except as set forth on Schedule 5.12:

(i)            there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $25,000 for any single loss or $50,000 for all such losses;

(ii)           there has not been any declaration, setting aside or payment of any dividend or other distribution in property of the Company other than cash in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by any Seller or the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

(iii)          the Company has not offered, agreed to award, awarded or paid any bonuses to employees of the Company with respect to any period after September 30, 2007, except to the extent accrued on the Interim Balance Sheet, or adopted, amended or terminated any Benefit Plan, or offered, entered into any employment, deferred compensation, severance or similar agreement (or amended any such agreement), or offered, or agreed, to increase the compensation payable or to become payable by the Company to any of its directors, officers, employees or consultants, or offered, or agreed, to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees or consultants;

(iv)                              the Company has not made any changes to its accounting or Tax reporting principles, methods or policies;

(v)                                 the Company has not made or rescinded any election relating to Taxes, settled or compromised any Action, audit or controversy relating to Taxes, or except as may be required by applicable Law, made any change to any of its methods of reporting income or deductions for federal income Tax purposes from its filed federal income Tax Return for the period ending September 30, 2007, a copy of which has been provided to Purchaser;

(vi)                              the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses (except for reimbursement of employee business expenses in the ordinary course of business in accordance with past practice) to any Recent Executive, any Seller or any Affiliate of any Seller or Recent Executive;

(vii)                           the Company has not mortgaged, pledged or subjected to any Encumbrance any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(viii)                        the Company has not paid, discharged or satisfied any Encumbrance or Liability, except in the ordinary course of business consistent with past practice;

(ix)                              the Company has not canceled or compromised any Company Indebtedness or claim or written off, amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice;

(x)                                 the Company has not incurred any Company Indebtedness, other than the obligation to make payments in connection with the capital expenditures to be made in the amounts described on Schedule 5.12;

(xi)                              the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $100,000 in the aggregate; and

(xii)                           neither the Company nor any of the Sellers have agreed to do anything set forth in this Section 5.12.

5.13                           Labor Matters; Officers, Directors and Employees.

(a)                                                  The Company is not a party to or otherwise bound by any labor or collective bargaining agreement, and there exist no labor or collective bargaining agreements that pertain to its employees.  No labor organization or group of employees of the Company have made a pending demand for recognition, and, within the preceding six years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or Governmental Body.  Within the preceding six years, there have been no organized activities involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees of the Company.

(b)                                                 There are no pending or, to the Knowledge of the Company, threatened investigations of, or relating to, the Company by any Governmental Body responsible for the enforcement of labor or employment Laws.

(c)                                                  There have never been any strikes, work stoppages, slowdowns, pickets, lockouts, walkouts, other job actions, arbitration, grievances, unfair labor practice charges or complaints or other labor disputes pending or involving the Company or to the Knowledge of the Company, threatened against the Company, and to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any of the foregoing.

(d)                                                 The Company has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law and no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Purchaser, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the Closing Date.

(e)                                                  The Company is in compliance with all material Laws relating to the employment of labor, including all such material Laws relating to wages, hours, collective bargaining, discrimination, civil rights, occupational safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and other Taxes.  There are no Actions against the Company pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Body or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or services by Company of any individual, including but not limited to the Civil Rights laws, Title VII of the 1964 Civil Rights Act, the California Fair Employment and Housing Act, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, California Labor or Government Code, WARN, and Family and Medical Leave Act, and, to the Knowledge of the Company, except as set forth on Schedule 5.13(e), there are no facts or circumstances which could form the basis for any of the foregoing.

(f)                                                    Schedule 5.13(f) contains a correct and complete list, in all material respects, of all of the officers and directors of the Company, specifying their office and annual rate of compensation, and a list of all of the employees of the Company as of the date of this Agreement, including the date of hire and location of employment, current title, rate of compensation and leave time benefits accrued as of a recent date.

5.14                           ERISA.

(a)                                                  Schedule 5.14 sets forth a true and complete list of (i) each “employee pension benefit plan” as defined in Section 3(2) of ERISA, (ii) each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and (iii) each written or unwritten employment, bonus or other incentive compensation, stock option, stock purchase, stock or other equity-related award, restricted stock, phantom stock, deferred compensation, profit-sharing, severance pay, change in control, retention, salary continuation, sick leave, vacation pay, leave of absence, paid time off, loan, educational assistance, legal assistance, and other fringe benefit plan, program, agreement or arrangement, in each case which is or was maintained or contributed to by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any current or former employee or director of the Company or any Subsidiary (and any eligible dependent and beneficiary thereof) or with respect to which the Company or any Subsidiary has or may reasonably be expected to have any liability, whether contingent or direct (collectively, the “Benefit Plans”).  With respect to each Benefit Plan, access to true, correct and complete copies of the following documents (if applicable), has been provided to Purchaser or its counsel:  (i) the most recent plan document constituting the Benefit Plan and all amendments thereto, and any related trust documents, (ii) the most recent summary plan description and all related summaries of material modifications, (iii) the Form 5500 and attached schedules filed with the Internal Revenue Service for the past three (3) fiscal years, (iv)  the most recent Internal Revenue Service determination letter, (v) all material notices given to a Benefit Plan, the Company, any Subsidiary or any ERISA Affiliate by the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority, if any, relating to such Benefit Plan, and (vi) a description of any non-written Benefit Plan.

(b)                                                 The Company has performed and complied in all material respects with all of their respective obligations under or with respect to the Benefit Plans, and each Benefit Plan complies and has been administered and operated in compliance in all material respects in accordance with its terms and with all applicable Laws, including but not limited to the Code and ERISA.  All amendments and actions required to bring each of the Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.  No individual who has performed services for the Company has been improperly excluded from participation in any Benefit Plan.  Except as set forth on Schedule 5.14(b), there are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the Internal Revenue Service or the United States Department of Labor with respect to any Benefit Plan.  There is no violation of ERISA or the Code with respect to the filing of applicable reports, documents and notice regarding the Benefit Plans with the Secretary of Labor and the Secretary of Treasury or the furnishing of such documents to the participants or beneficiaries of the Benefit Plans.

(c)                                                  None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company nor any of its ERISA Affiliates have maintained, been required to contribute to or been required to pay any amount with respect to a “multiemployer plan”.  None of the Benefit Plans is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any of its ERISA Affiliates have ever had any obligation to or liability for (contingent or otherwise) with respect to any such Benefit Plan.  Each Benefit Plan and its related trust intended to be qualified under Sections 401(a) and 501(a) of the Code, respectively, has so qualified and has received a favorable determination letter from the Internal Revenue Service (or, where there is no determination letter but the Benefit Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable IRS procedures), and to the Knowledge of the Company, nothing has occurred with respect to the Benefit Plan that could reasonably be expected to adversely affect such qualification.  There is no pending or, to the Knowledge of the Company, threatened Action relating to the Benefit Plans, the assets of any trust under any Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Benefit Plan with respect to the administration or operation of such Benefit Plan, other than routine claims for benefits, and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such Action.  Neither the Company, nor any “party in interest” or “disqualified person” with respect to any Benefit Plan, has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan that could result in a tax or penalty.  No Benefit Plan or any fiduciary of any such Benefit Plan has (i) engaged in any transaction prohibited by ERISA or the Code, (ii) breached any fiduciary duty owed by it with respect to the Plans, or (iii) engaged in any transaction as a result of which the Company would be subject to any liability pursuant to Sections 406 or 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or Section 502(l) of ERISA or a tax imposed pursuant to Section 4975 of the Code.

(d)                                                 All contributions and premiums (including all employer contributions and employee salary reduction contributions) that are due with respect to any Benefit Plan have been made within the time periods prescribed by applicable Law or by the terms of such Benefit Plan or any agreement relating thereto to the respective Benefit Plan, and all contributions, liabilities or expenses of any Benefit Plan (including workers’ compensation) for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the relevant balance sheet in accordance with GAAP on or prior to the Closing Date.

(e)                                                  Except as set forth on Schedule 5.14(e) and except for health care continuation requirements under Section 4980B of the Code and Part 6 of Subtitle I of ERISA (“COBRA”) or applicable state law, the Company does not have any obligations for post-employment health or post-employment life benefits (whether or not insured) to any current or former employee or director after his or her termination of employment or service with the Company or any Subsidiary.  All group health plans of the Company or any Subsidiary have been operated in compliance with the applicable requirements of COBRA.  All premiums or other payments for all periods ending before the Closing Date that are due on or before such Closing Date from the Company or any Subsidiary have been paid with respect to each Benefit Plan.

(f)                  Each Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Benefit Plan as a result thereof.

(g)                                                 Other than as a result of becoming part of a controlled group with Purchaser and its Affiliates, the consummation of the Contemplated Transactions will not, either alone or in combination with any other event, (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or director of the Company or any Subsidiary, (ii) increase any benefits payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits.  Further, the Company has not announced any type of plan or binding commitment to create any additional Benefit Plan, to enter into any agreement with any current or former employee or director, or to amend or modify any existing Benefit Plan or agreement with any current or former employee or director other than the agreements set forth on Schedule 5.14(g).

(h)                                                 Each Benefit Plan has been operated in reasonable good faith compliance with the applicable provisions of Section 409A of the Code, and no benefit provided under such Benefit Plan will trigger any reportable transaction under Section 409A of the Code.  Neither the Company nor any Subsidiary has an obligation to make any reimbursement or other payment to any person with respect to any tax imposed under Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

5.15                           Insurance.

(a)                                                  Schedule 5.15(a) sets forth a true, correct and complete list of all insurance policies maintained as of the date of this Agreement by or on behalf of the Company, relating to its business, employees, directors and/or assets, indicating the type of coverage, name of insured and name of insurance carrier or underwriter.  The Company has provided the Purchaser true, correct and complete information regarding each such policy’s premium, limits, deductibles/retentions and expiration date.  All such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policy so as to cause a loss of coverage.  The Company has not received written notice of cancellation or termination in respect of any such policy and has no Knowledge of any basis for such cancellation, termination or loss of coverage.

(b)                                                 In the last five (5) years, there have been no time periods in which the Company lacked its customary coverage under the insurance policies of the Company as in effect from time to time during their existence (the “Applicable Policies”).  No reservation of rights letters have been issued by such carriers.  There are no pending or, to the knowledge of the Company, potential premium audits or adjustments relating to the casualty insurance policies that currently cover the Company that are not reserved on the most recent balance sheet included in the Interim Financial Statements.

5.16                           Material Agreements.

(a)                                                  Schedule 5.16 contains a complete and correct list, as of the date of this Agreement, of the following Contracts to which the Company is a party or by which the Company is bound (collectively, the “Material Agreements”):

(i)                                     all employment, termination, severance, collective bargaining, retention, change in control, compensation and bonus Contracts and plans, and all Contracts and plans providing for stock options or stock purchases, stock appreciation rights, pensions, severance payments, deferred or incentive compensation, retirement payments or profit sharing, or other similar employee benefits with any current or (to the extent the Company has ongoing obligations under such Contracts) former  employee, officer, director, shareholder or consultant of the Company;

(ii)                                  all Contracts for the engagement of any consultant or independent contractor which require payments in excess of $25,000 over the next 12 months;

(iii)                               all Contracts with customers involving annual payments in excess of $25,000;

(iv)                              all Contracts for the future purchase of materials or supplies having a remaining obligation as of the date of this Agreement in excess of $25,000;

(v)          all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to obligations for Company Indebtedness and guarantees of obligations of any other Person (other than guarantees by way of endorsement or negotiable instruments in the ordinary course of business);

(vi)                          all Contracts for capital expenditures under which the Company as of the date of this Agreement has remaining obligations in excess of $50,000 each;

(vii)        any Contracts containing covenants not to compete (A) binding on the Company, (B) restricting other Persons for the benefit of the Company or (C) which otherwise restrict competition granted by the Company in favor of a third party;

(viii)       Contracts under which the Company is obligated to indemnify any Person other than agreements entered into in the ordinary course of business;

(ix)         Contracts to loan money or extend credit to any other Person;

(x)          Contracts involving sharing of profits, losses, business or opportunities with any Person (including, without limitation, joint ventures);

(xi)         Contracts relating to the settlement or compromise of any Actions or Orders disclosed on Schedule 5.10;

(xii)        Contracts constituting Affiliate Agreements;

(xiii)       Contracts relating to the acquisition, sale, disposition or transfer of any of the assets or stock of the Company or any other Person (whether by way of merger or otherwise) other than in the ordinary course of business;

(xiv)       (A) any other Contract which involves or is reasonably expected to involve aggregate payments to the Company of $50,000 or more during the 2008 or 2009 calendar years and (B) any other Contract which involves or is reasonably expected to involve aggregate payments by the Company of $100,000 or more during the 2008 or 2009 calendar years, provided that the aggregate payments pursuant to all such Contracts involving or reasonably expected to involved aggregate payments by the Company of less than $100,000 does not exceed $500,000.

(b)                                                 Each of the Material Agreements is in full force and effect and constitutes a valid and binding obligation of the Company, and, to the Knowledge of the Company, the other party thereto, and each such Material Agreement is enforceable in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.  The Company has made available to Purchaser copies of all Material Agreements, including all amendments, modifications or supplemental arrangements with respect thereto.  Schedule 5.16 includes with respect to each Material Agreement the names of the parties, the date thereof, and its title or other general description.  There is no event which has occurred or existing condition (including the execution and delivery of this Agreement and the consummation of the Contemplated Transactions) which constitutes or which, with notice, the happening of an event and/or the passage of time, would constitute, a breach, default or event of default by the Company or would cause the acceleration of any obligation of the Company, give rise to any right or termination or cancellation by any party other than the Company, nor does the Company have Knowledge of, or made a claim with respect to, any breach or default by any other party thereto.

5.17                           Compliance with Law.

(a)                                                  General.  The Company (x) is currently conducting and during the three (3) year period prior to the Closing has conducted its business in material compliance with all applicable Laws, and (y) has not received any Order or other written notification from any Governmental Body of any asserted present or past failure by them to comply with any such Laws.  The Company has all material Authorizations required for the conduct of its business as currently conducted (“Material Permits”).  The operation of the business of the Company, its properties and its assets is in material compliance with all Material Permits.  To the Knowledge of the Company, no suspension, cancellation or termination of any such Material Permit is threatened other than Material Permits expiring by their term or requiring renewal in either case in the ordinary course of business and the Company has no Knowledge of any basis for such suspension, cancellation, expiration or termination.  No Authorization is required under any Material Permit in connection with the Contemplated Transactions and the Contemplated Transactions will not violate any Material Permit or cause any Material Permit to terminate or give any Person the right to terminate such Material Permit.

(b)                                                 Unlawful Payments.  Neither the Company nor any Seller or, to the Knowledge of the Company, any of the Company’s respective directors, officers, agents, employees or other persons acting on behalf of the Company or any Seller has, in violation of applicable United States or non-United States law: (a) used any corporate or other funds for contributions, payments, gifts, or entertainment, (b) made any unlawful expenditures relating to political activity to government officials or others, (c) established or maintained or failed to record any funds or accounts, (d) accepted or received any contributions, payments, gifts or expenditures, or (e) made any offer, payment or promise to pay any money or to make any gift to any official or employee of a Governmental Body or any political party or official thereof or any candidate for political office.

5.18                           Environmental Compliance.

(a)                                   The use of the real property leased or formerly leased by the Company or any of its predecessors, the occupancy and operation thereof by the Company or any of its predecessors and the conduct of operations and other activities at such locations by the Company or any of its predecessors are in material compliance with all applicable Environmental Laws.

(b)                                  The Company holds and is in material compliance with all material Authorizations required by any Governmental Body under Environmental Laws applicable to the conduct of the business of the Company as presently conducted.

(c)                                   The Company has not received any written notice of any Action by any Person or Governmental Body alleging a violation of or Liability under any Environmental Law arising from the lease, operation or occupation of any real property by the Company or any of its predecessors, or any real property previously leased or operated by the Company or any of its predecessors, or the conduct of operations and other activities at such locations by the Company or any of its predecessors.

(d)                                  There has been no Release of any Hazardous Substance in, on, under or emanating from any real property leased, occupied or operated by the Company or any of its predecessors since February 2, 1996, or in, on, under or emanating from any real property previously leased, occupied or operated by the Company or any of its predecessors since February 2, 1996, that is in violation of or is reasonably likely to lead to any Liability arising under any Environmental Law.

(e)                                   Neither the Company nor any of its predecessors since February 2, 1996 have transported or arranged for the treatment, storage or disposal of any Hazardous Substances to any off-site location that has resulted in a Liability or is reasonably likely to lead to any Liability to the Company under applicable Environmental Laws.

5.19                           No Brokers or Finders.  Neither any Seller nor the Company nor anyone acting on their behalf has employed any broker or finder or incurred any liability for Brokers Obligations in connection with any of the Contemplated Transactions.

5.20                           Agreements With Customers and Suppliers.

(a)                                                  Set forth on Schedule 5.20(a) is a list of the ten (10) largest customers of the Company, based on revenue attributable to each such customer, during each of the following periods:  (i) the latest 12 months ended on the date of the Interim Balance Sheet, and (ii) the fiscal year ended September 30, 2007.  With respect to the customers listed on Schedule 5.20(a), except as disclosed on Schedule 5.20(a), to the Knowledge of the Company, the Company has not received oral or written notice from any customer that such customer intends to terminate or materially reduce its purchases from the Company, or materially alter the terms of such purchases, whether by reason of the consummation of the Contemplated Transactions or otherwise.  Since August 31, 2008, the Company has accounted for any anticipated customer returns, allowances, damage claims, price adjustments and other customer concessions, in accordance with GAAP.

(b)                                                 Set forth on Schedule 5.20(b) is a list of the ten (10) largest suppliers of goods or services to the Company, and the aggregate amount of payments made by the Company to such Persons, during each of the following periods:  (i) the latest 12 months ended on the date of the Interim Balance Sheet, and (ii) the fiscal year ended September 30, 2007.  With respect to the suppliers listed on Schedule 5.20(b), except as disclosed on Schedule 5.20(b), to the Knowledge of the Company, the Company has not received oral or written notice from any supplier that such supplier intends to terminate or materially reduce or materially alter its relationship with the Company, whether by reason of the consummation of the Contemplated Transactions or otherwise.

5.21                           Affiliated Transactions.  Except as set forth on Schedule 5.21 attached hereto (which discloses all material terms thereof), no Recent Executive, employee or Affiliate of the Company or, to the Company’s Knowledge, any Family Member (including in this instance a Person’s siblings and such sibling’s descendants) or Affiliate of any such Recent Executive, employee of the Company, Affiliate of the Company or Family Member, is a party to or a beneficiary of any Contract, commitment or transaction with the Company or pursuant to which the Company has guaranteed any obligation of any such Person (collectively, the “Affiliate Agreements”) or has any interest in any property used by the Company or in any business that competes with the Company.  As of the Closing Date, all of the Affiliate Agreements (except those marked with an asterisk) shall be terminated, and the Company shall have no Liability thereunder.

5.22                           Powers of Attorney.  Other than as set forth on Schedule 5.22 hereto, the Company has not granted a power of attorney to any Person to act or execute documents on behalf of the Company.

5.23                           Bank Accounts.  Schedule 5.23 sets forth each of the bank accounts and the employees of the Company that are authorized signatories with respect to such accounts.

5.24                           Intellectual Property.

(a)                                                  The attached Schedule 5.24(a) contains a complete and accurate list of all material (i) patents, registered trademarks or other Intellectual Property, including domain names, owned or used by the Company, (ii) pending patent applications and applications for other registrations of trademarks or other Intellectual Property filed by or on behalf of the Company, and (iii) to the Company’s Knowledge, unregistered Intellectual Property owned or used by the Company, other than “shrink-wrapped” or “off-the-shelf” software licenses licensed by the Company.  To the Company’s Knowledge, all patents, patent applications, registered trademarks, trademark applications, trade names, registered service marks, service mark applications, logos, registered copyrights, copyright applications and domain names set forth on Schedule 5.24(a) have been duly registered in, filed in, or issued by the United States Patent and Trademark Office, United States Register of Copyrights, Network Solutions, Inc. (or other authorized domain name registry) or the corresponding offices of any other country, state, or other jurisdiction to the extent set forth on Schedule 5.24(a), and have been properly maintained or renewed in accordance with all applicable provisions of Law.

(b)                                 (i)                                     The attached Schedule 5.24(b) contains a complete and accurate list of all material agreements, licenses, royalty agreements, trade secrets, and other rights granted by the Company to any third party with respect to any Intellectual Property set forth on Schedule 5.24(a) and all material licenses, agreements, trade secrets, and other rights granted by any third party to the Company with respect to any Intellectual Property set forth on Schedule 5.24(a) (other than “shrink-wrapped” or “off-the-shelf” software licenses licensed by the Company), in each case identifying the subject Intellectual Property.  There are no outstanding and, to the Knowledge of the Company, no threatened disputes or disagreements with respect to any agreements, licenses, royalty agreements or other rights described in Schedule 5.24(b).

(ii)                                  Except as otherwise set forth on Schedule 5.24(b) hereto, no royalties or fees are payable by the Company to any Person by reason of the ownership or use of any of the Intellectual Property set forth on Schedule 5.24(a).

(c)                                  (i)                                     To the Company’s Knowledge, the Intellectual Property set forth on Schedule 5.24(a) comprises all Intellectual Property necessary for the operation of the business of the Company as is currently conducted or as presently contemplated to be conducted.  To the Company’s Knowledge, the Company owns all right, title and interest in and to each item of Intellectual Property listed on Schedule 5.24(a) or has a right to use such Intellectual Property subject to the agreements, licenses, royalty agreements or other rights described in Schedule 5.24(b).

(ii)                                  To the Company’s Knowledge, the Company is not currently using and it will not be necessary for the Company to use any Intellectual Property of any of its employees, officers or consultants developed, invented or made prior to their employment or retention by the Company except for any such Intellectual Property that had been previously assigned to the Company.  To the Company’s Knowledge, no present or former employee, officer or consultant of the Company owns or has any proprietary interest in any Intellectual Property which the Company owns or possesses and is now, or was heretofor, used in the conduct of the Company’s business.  Each of the Key Employees has signed a form of assignment of inventions, non-disclosure and confidentiality agreement (“Proprietary Rights Agreement”) in the form attached to Schedule 5.24(c).  To the Knowledge of the Company, none of its Key Employees is in violation of his or her Proprietary Rights Agreement.  To the Company’s Knowledge, no current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s Proprietary Rights Agreements.

(d)                                                 To the Company’s Knowledge, except as set forth on Schedule 5.24(e), the Intellectual Property listed on Schedules 5.24(a) is in good standing and no such Intellectual Property has expired and no rights have been lost with respect thereto from June 1, 2008 to the date of this Agreement.

(e)                                                  (i) Except as set forth on Schedule 5.24(e)(i), there have been no written claims made against the Company asserting the invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by the Company, (ii) the Company has not received any written notices of any infringement or misappropriation from any third party with respect to any Intellectual Property (including any demand or request that the Company license any rights from a third party), (iii) except as set forth on Schedule 5.24(e)(iii), to the Company’s Knowledge, the conduct of the business of the Company has not infringed or misappropriated and does not infringe or misappropriate any Intellectual Property of other Persons, (iv) to the Knowledge of the Company, except as set forth on Schedule 5.24(e)(iv), no Person is currently infringing upon any Intellectual Property of the Company and (v) no current employee or consultant of the Company has made a claim against the Company asserting any right to any Intellectual Property.  To the Company’s Knowledge, the Contemplated Transactions will not have a material adverse effect on the right, title or interest in and to the Intellectual Property of the Company listed on the

Schedule 5.24(a) and all of such Intellectual Property shall be owned or available for use by the Company on substantially identical terms and conditions immediately after the Closing.

5.25                           Inventory.  Except as reflected in the reserves in the Interim Balance Sheet, all of the Company’s inventory was acquired and has been maintained by the Company in the ordinary course of business, is of good and merchantable quality, consists of a quality, quantity and condition usable or saleable in the ordinary course of business consistent with past practice and is not obsolete, defective, damaged or slow-moving; and all such inventory is valued at the lower of cost or fair market value in accordance with GAAP.

5.26                           Corporate Documents; Books and Records.  The books, records and accounts of the Company, including all minute books, general ledgers and books of account of the Company, reflect in all material respects, the actions, meetings, transactions and the assets and liabilities of the Company and have been maintained in accordance with all material applicable procedures required by Law.  The Company has not engaged in any material transaction with respect to its business, maintained any bank account for its business or used any of the funds of the Company in the conduct of its business, except for transactions, bank accounts and funds which have been and are reflected in the books and records of the Company.

5.27                           Sale Payments; Seller Closing Costs.  Except as set forth on Schedule 5.27, the Company has no obligation to pay Sale Payments or Seller Closing Costs after the Closing Date.

5.28                           All Material Information.  No representation or warranty made herein by the Company or any Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement herein not misleading.

6.                                       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HOLDINGS.

Purchaser and Holdings hereby jointly and severally represent and warrant to Sellers that, as of the Closing Date:

6.1                                 Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Holdings is a corporation duly incorporated and validly existing in good standing under the laws of the British Virgin Islands.

6.2                                 Authority Relative to Agreement; Effect of Agreement.  Each of Purchaser and Holdings has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each agreement, document or instrument required to be executed and delivered by it hereby or in connection herewith and to perform its obligations hereunder and thereunder (the “Purchaser Documents”).  The execution, delivery and performance by Purchaser and Holdings of the Purchaser Documents, and the consummation by Purchaser and Holdings of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of Purchaser and Holdings and do not constitute or result in a breach or violation of or default under the certificate of incorporation or Bylaws of Purchaser or under the Memorandum of Assocation and Articles of Association of Holdings.

This Agreement and each other Purchaser Document to be executed and delivered by Purchaser and Holdings have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser and Holdings enforceable against each of them in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

6.3                                 Absence of Conflict.  The execution, delivery and performance by Purchaser and Holdings of each of the Purchaser Documents, and the consummation by Purchaser and Holdings of the Contemplated Transactions (a) do not violate, conflict with, accelerate the performance required by or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any Contract to which Purchaser or Holdings is a party or by which any of Purchaser’s or Holding’s properties or assets are bound, (b) do not violate any Law applicable to Purchaser or Holdings, and (c) do not result in the creation of any Encumbrance upon any of the properties or assets of Purchaser or Holdings.

6.4                                 Governmental Authorizations.  No Authorization of any Governmental Body is required by or on behalf of Purchaser or Holdings in connection with the execution, delivery and performance by Purchaser or Holdings of this Agreement or the consummation of the Contemplated Transactions.

6.5                                 No Brokers or Finders.  Each of Purchaser and Holdings has not, and their officers, directors or employees have not, employed any broker or finder or incurred any liability for any Brokers Obligations in connection with any of the Contemplated Transactions, except that Purchaser has engaged VRA Partners.

6.6                                 Issuance of Closing Shares.  The issuance of the Closing Shares has been approved by all necessary corporate action on the part of Holdings and, upon issuance and delivery in accordance with the provisions of Section 3.3 of this Agreement, the Closing Shares will be validly issued, fully-paid and nonassessable.

6.7                                 SEC Filings.  Holdings has filed all reports required to be filed with the SEC pursuant to the Exchange Act since October 24, 2007.  As of their respective dates, such reports (i) were prepared in accordance with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such reports and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

7.                                       COVENANTS.

7.1                                 Noncompete; Nonsolicitation.

(a)                                  In partial consideration of the purchase of the Shares of the Company by the Purchaser, until the date that is three (3) years after the Closing Date (the “Non-Compete Period”), the Sellers and their Affiliates (other than the Excluded Businesses) shall not, directly or indirectly, engage in, participate in, invest in, acquire, manage, operate or control, either alone or jointly, a Restricted Business anywhere in the Restricted Area, whether as an individual, shareholder, officer, director, proprietor, employee, partner, member, manager, investor (other than solely as a holder of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are publicly traded on a national securities exchange or through a national market system), creditor, consultant, advisor, sales representative, agent or other participant.

(b)                                 During the Non-Compete Period, the Sellers and their Affiliates (other than the Excluded Businesses) shall not, directly or indirectly:

(i)                                     hire, offer to hire, solicit or in any other manner persuade, or attempt to do any of the foregoing (“Solicit”), any person who is an officer, agent, consultant or employee of the Company (other than Janice Langley and Tom Bower) to accept employment or a consulting relationship with a party other than the Company, or Solicit any Person who is, or was, at any time within six (6) months prior to the date of Solicitation, an officer, employee, agent or consultant of the Company (other than Janice Langley and Tom Bower) to accept employment or a consulting relationship with a party other than the Company engaged in a Restricted Business or to engage in any of the activities hereby prohibited under Section 7.1(a) above, or subparagraph (ii) below; provided, however, that this subsection shall not apply to any Person whose employment or engagement with the Company is terminated by the Company after the Closing Date; or

(ii)                                  Solicit (A) any Person that was a customer of the Company at anytime within two (2) years prior to the Closing Date or any actual or prospective customer of the Company to become a customer of any party other than the Company or the Purchaser engaged in a Restricted Business or (B) any customer, supplier, licensee, licensor, consultant or other business relation to cease doing or reduce its business with the Company; provided, however, that this clause shall not prohibit LE from conducting its business in the ordinary course.

(c)                                  The Sellers acknowledge that they have carried on the Restricted Business in the Restricted Area and that Purchaser carries on a like business to the Restricted Business in the Restricted Area.  The Sellers agree that (i) the restrictive covenants contained herein are reasonable under the circumstances and under Section 16601 of the California Business and Professions Code, (ii) the consideration therefor is adequate and sufficient, (iii) Purchaser is purchasing all of the goodwill of the Company’s business indirectly by virtue of purchasing all of the Shares, the goodwill of the Company’s business is part and parcel of the Contemplated Transactions, and the parties hereto value and consider the goodwill of the Company’s business as a valuable asset and as a component of the Final Purchase Price, and (iv) the covenants contained in this Section 7.1 should be interpreted in such a manner as to be effective and valid under Section 16601 of the California Business and Professions Code and other applicable Law.  In the event any provision of this Section 7.1 or portion thereof shall be held to be illegal or unenforceable, the remainder of this Section 7.1 or such provision shall remain in full force and effect.  If any one or more of the provisions contained in this Section 7.1 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with Section 16601 of the California Business and Professions Code and other applicable Law.

(d)                                 In the event that a court of competent jurisdiction should find that any portion, sentence, phrase, word or provision of any agreement contemplated by this Section 7.1 is legally unenforceable, void, or invalid, the parties agree that the court or arbitrator may reform, modify, amend or revise it, and the parties agree to abide and be bound thereby.

7.2                                 Tax Matters.

(a)                                  General.  Sellers shall be responsible for and shall pay all Tax liabilities of the Company or any Subsidiary for Tax periods, or portions thereof, ending on or before the Closing Date.  Each Seller shall be responsible for, and shall pay, all Tax liabilities of such Seller resulting from or payable in connection with the Contemplated Transactions.  Purchaser shall be responsible for all Taxes of the Company for all Tax periods, or portions thereof, beginning after the Closing Date.

(b)                                 Filing Responsibility.

(i)                                     Pre-Closing Tax Periods.  Purchaser shall prepare or cause to be prepared and file or cause to be filed on or before June 15, 2009 (the “Filing Date”) all Pre-Closing Period Tax Returns; provided that, if such Tax Returns are not filed on or before the Filing Date, the Purchaser shall pay to each Seller, along with any refund payment required to be made pursuant to Section 7.2(e), such Seller’s Pro Rata Share of the Late Filing Payment.  The Seller Representative shall be entitled to review and comment on the Tax Returns contemplated by the preceding sentence, and such Tax Returns shall not be filed without the approval of the Seller Representative.  Sellers and Purchaser agree that any net operating losses relating to the Tax period ending on the Closing Date shall first be carried back to the immediately preceding Tax period of the Company.  Sellers shall pay to Purchaser within fifteen (15) days before the date on which Taxes are paid with respect to such periods, or any portion thereof, ending on or before the Closing Date, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on or before the Closing Date to the extent such Taxes exceed any prepaid taxes of the Company for such Tax period.

(ii)                                  Post-Closing Tax Periods.  Purchaser shall use any net operating losses relating to the Tax period ending on the Closing Date remaining after the carry back required by Section 7.2(b)(i) in the post-Closing Tax periods, beginning with the period immediately after the Closing Date.  Purchaser shall pay to Sellers, in their Pro Rata Share, within five (5) Business Days after the date on which Taxes are paid with respect to post-Closing Tax periods, or any portion thereof, beginning and ending after the Closing Date, an amount equal to the Sale Payment Tax Benefit for such Tax period.  In the event any Sale Payment deductions are disallowed or are otherwise determined to have no tax benefit to the Company, Sellers shall pay to the Purchaser the amount of any Sale Payment Tax Benefit made to Sellers with respect to such deductions.  For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period.  Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date and such credits are allocated on a pro rata basis in the same manner as set forth in the previous sentence.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

(c)                                  Transfer and Similar Taxes.  All real property transfer taxes, other transfer, documentary, sales, use, registration, stamp and similar Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (collectively, “Transfer Taxes”) shall be borne solely by the Sellers severally in accordance with their respective Pro Rata Shares.  The Sellers, in the case of Transfer Taxes and corresponding Tax Returns due on or prior to the Closing Date, and Purchaser, in the case of corresponding Tax Returns due after the Closing Date, shall cause the Company to remit payment for such Transfer Taxes and duly and timely file such Tax Returns.  Purchaser and the Sellers shall cooperate in (i) determining the amount of Transfer Taxes, (ii) providing all requisite exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Taxing Authorities.

(d)                                 Access and Assistance.  Purchaser, the Company and its Subsidiaries, the Sellers and their Affiliates will provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation, review or approval of any Tax Return, any audit or other examination by any Taxing Authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim arising under this Agreement, and each will retain for seven (7) years after the Closing Date and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses.

(e)                                  Refunds.  All refunds for Taxes for Tax periods ending on or prior to the Closing Date shall be the property of the Sellers.  Such refunds shall be payable to them, in their respective Pro Rata Shares, within three (3) Business Days of receipt of any such refund.  Notwithstanding the foregoing, Tax refunds relating to net operating loss carrybacks from Tax periods ending after the Closing Date to Tax periods and Taxes for periods ending on or prior to the Closing Date shall be property of the Company.

(f)                                    Tax Sharing Agreements.  All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g)                                 Tax Contests.  Purchaser shall inform Sellers of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which Purchaser may be entitled to indemnity from Sellers hereunder.  With respect to any Tax Contest for which the Seller Representative acknowledges in writing that Sellers are liable for all Damages relating thereto, the Seller Representative shall be entitled to control all proceedings taken in connection with such Tax Contest with counsel satisfactory to Purchaser; provided, however, that (x) the Seller Representative shall promptly notify Purchaser in writing of its intention to control such Tax Contest, (y) in the case of a Tax Contest relating to Taxes of the Company for a Tax period beginning before and ending after the Closing Date, the Seller Representative and Purchaser shall jointly control all proceedings taken in connection with any such Tax Contest, and (z) if any Tax Contest could reasonably be expected to have an adverse effect on Purchaser, the Company, or any of their Affiliates in any Tax period beginning after the Closing Date, the Tax Contest shall not be settled or resolved without Purchaser’s consent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if  notice is given to the Sellers of the commencement of any Tax Contest and the Seller Representative does not, within thirty (30) Business Days after the Purchaser’s notice is given, give notice to the Purchaser of its election to assume the defense thereof (and in connection therewith, acknowledge in writing the Sellers’ indemnification obligations hereunder), the Sellers shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by the Purchaser.  A failure of the Purchaser to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect the Sellers’ obligations with respect thereto except to the extent that the Sellers can demonstrate that any Damages relating to such Tax Contest would likely have been less if they had controlled such Tax Contest.  Purchaser and the Company shall use their reasonable efforts to provide the Seller Representative with such assistance as may be reasonably requested by the Seller Representative in connection with a Tax Contest controlled solely or jointly by the Seller Representative.

7.3                                 Publicity.  The parties hereto shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the Seller Representative (on behalf of the Sellers) or Purchaser, as the case may be, which consent shall not be unreasonably withheld or delayed, except to the extent required by applicable Law; provided, however, that after the date of this Agreement and after the Closing, Purchaser may issue press releases and otherwise disclose information about the Contemplated Transactions to the public or the media with a level of detail generally equivalent to reasonable and customary standards for disclosure by publicly traded companies.  Notwithstanding the foregoing, nothing shall prevent Purchaser from making such disclosures as it shall have been advised by counsel are required by Law or the rules and regulations of the NASDAQ Global Market.

7.4                                 Confidentiality.  From and after the date of this Agreement, the Sellers shall, and shall cause their Affiliates and their respective officers, directors, employees and advisors (collectively, the “Recipients”) to, keep confidential any information relating to the Company or Purchaser, and shall not disclose any of same to any Person or use any such information for personal advantage or to the detriment of the Company or Purchaser, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of actions taken or a disclosure made by the Sellers or any of their Recipients, (iii) is or becomes available to the Sellers or any of their Recipients on a non-confidential basis from a source that is not prohibited from disclosing such information to the Sellers or such Recipient or (iv) is independently developed by any of the Recipients without use of any confidential information of Company or Purchaser; provided, that nothing contained in this Section 7.4 shall prohibit any Seller or Recipient from disclosing any information should such Seller or Recipient be required by Law to disclose any such information (provided, that in any such case such Seller or Recipient shall inform Purchaser in writing of such request or obligation as soon as possible after such Seller or Recipient is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by Purchaser).  If any Seller or Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

7.5                                 Equitable Remedies.  The Sellers each acknowledge that any breach or threatened breach of Sections 7.1, 7.4 or 12.1 will cause irreparable injury to Purchaser, for which an adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach, Purchaser shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Sellers and their Affiliates from committing such breach or threatened breach, or enforce specific performance.  The rights provided under this Section 7.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser or the Company.

7.6                                 Further Actions.  The Sellers and the Company will, and will cause their Affiliates to, coordinate and cooperate with Purchaser in exchanging such information and supplying such assistance as may be reasonably requested by Purchaser in connection with the filings and other actions contemplated by this Agreement.

7.7                                 Excluded Businesses.  As and when requested by any party, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to transfer the Excluded Businesses, any assets or liabilities related thereto, and any employees of the Company whose services are related primarily thereto, from the Company to the Sellers, CIMA or LE.

8.                                       CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS. The obligations of Purchaser to consummate the Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

8.1                                 Correctness of Representations and Warranties; Compliance with Agreements; No Material Adverse Change.

(a)                                  Each of the representations and warranties of the Sellers and the Company contained herein shall be true and correct in all material respects (other than such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date, and the Company and Sellers shall, on or before the

Closing Date, have performed and complied with in all material respects all of their respective agreements, covenants and obligations under this Agreement and all other agreements to be performed or complied with on or prior to the Closing Date.  Each Seller and an officer of the Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date, certifying to the fulfillment of the foregoing.

(b)                                 There shall have been no Material Adverse Change.

8.2                                 Absence of Litigation; No Injunction.  No Action shall be pending before any court or Governmental Body to restrain, prevent, enjoin, prohibit or delay, or to obtain damages or other relief in connection with, or to question the validity or legality of, this Agreement or the consummation of the Contemplated Transactions, or to restrict or impair the ability of the Company to conduct its business after the Closing.  There shall not be in effect any Order that prohibits, enjoins, interferes, alters or otherwise delays consummation of any material part of the Contemplated Transactions.

8.3                                 Consents.  The consummation of the Contemplated Transactions shall not be prohibited by any Law, and shall not subject Purchaser to any penalty, special Tax or other onerous condition.  All consents, approvals and waivers of Governmental Bodies and of other Persons which are required in connection with the sale of the Shares to Purchaser, the Contemplated Transactions and the continued operation by the Company of its business as presently conducted, including without limitation those third party consents set forth on Schedule 5.3 hereof, shall have been obtained, any applicable waiting periods imposed by such Governmental Bodies shall have expired or been terminated and no such consent, license, approval, authorization or permit shall have been withdrawn, suspended or conditioned.

8.4                                 Escrow Agreement.  The Seller Representative shall have executed and delivered to Purchaser and the Escrow Agent the Escrow Agreement.

8.5                                 Resignations.  The Company shall have delivered to Purchaser the resignations all of the directors and officers of the Company, such resignations to be effective as of the Closing.

8.6                                 Termination of Agreements.  The Sellers and the Company shall have terminated prior to or contemporaneously with the Closing the Affiliate Agreements set forth on Schedule 5.21 (except those marked with an asterisk), and such agreements shall be of no further force or effect.

8.7                                 Opinion of Counsel.  Purchaser shall have received from Katten Muchin Rosenman LLP and Diehl & Rodewald, counsel to the Sellers and the Company, opinions of such counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 8.7.

8.8                                 Certified Charter; Good Standing; Incumbency.  The Company shall have delivered to Purchaser (i) a copy of the articles of incorporation which has been certified by the Secretary of State of its jurisdiction of organization as of a date not more than ten (10) days prior to the Closing Date, (ii) a true and correct copy of its bylaws, (iii) corporate good standing certificates from the state of its jurisdiction of organization as of a date not more than ten (10)

days prior to the Closing Date, and (iv) corporate good standing certificates from those jurisdictions in which it is qualified to do business as of a date not more than ten (10) days prior to the Closing Date.  Purchaser shall have received from the Company a Secretary’s certificate dated the Closing Date signed by the Secretary thereof and giving the name and bearing a specimen signature of each individual authorized to sign, in the name and on behalf of the Company, this Agreement and each of the agreements contemplated hereby to which each such entity is or is to become a party, together with certification as to the accuracy of items (i) and (ii) above and true and correct copies of all resolutions of the shareholders and directors of the Company approving this Agreement and the Contemplated Transactions.

8.9                                 Proceedings and Documents.  All corporate action with respect to the transactions hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel.  The Sellers and the Company shall have delivered the items, certificates and documents required by Section 3.2.

8.10                           Minute Books and Stock Record Books.  The Company shall have delivered to Purchaser its original minute books and stock record books.

8.11                           FIRPTA Certificates.  The Company shall have either (i) delivered to Purchaser a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Purchaser or (ii) caused each Seller to have executed and delivered to Purchaser certificates of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in a form reasonably acceptable to Purchaser.

8.12                           Backup Withholding Forms.  Each Seller shall have delivered to Purchaser a duly executed IRS Form W-9.

8.13                           Discharge of Certain Encumbrances.  The Purchaser shall have received pay-off letters, releases, lien discharges and any other documents reasonably requested by the Purchaser reflecting the full satisfaction and release of any Encumbrances (other than Permitted Encumbrances) against any of the Shares or against any asset, property or right of the Company.

8.14                           CIMA LLC.  The Sellers and the Company shall have provided evidence reasonably satisfactory to Purchaser that the Company has divested all equity interests in CIMA.

8.15                           General Releases.  Each of the Sellers and each of the following employees of the Company shall have entered into and delivered to Purchaser a General Release in the form attached hereto as Exhibit 8.15: Janice Langley, Stephanie Schmidt, Steve MacArthur and Robin Leonino.

8.16                           Warehouse Lease. Vachell Lane and the Company shall have entered into the Real Estate Lease Agreement for the property located at 125 Venture Drive, San Luis Obispo, CA in the form attached hereto as Exhibit 8.16.

8.17                           Confirmation of Spouse.  Each Seller, if married, shall have secured a Confirmation of Spouse in the form attached hereto as Exhibit 8.17.

8.18                           Proprietary Rights Agreement. Each Key Employee shall have signed a Proprietary Rights Agreement.

8.19                           Transition Services Agreement. The Company and LE shall have entered into a Transition Services Agreement in the form attached hereto as Exhibit 8.19.

9.                                       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS AND THE COMPANY. The obligations of the Sellers and the Company to consummate the Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

9.1                                 Correctness of Representations and Warranties; Compliance with Agreement. Each of the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects (other than such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date, and the Purchaser shall, on or before the Closing Date, have performed and complied with in all material respects all of its agreements, covenants and obligations under this Agreement and all other agreements to be performed or complied with on or prior to the Closing Date. An officer of the Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date, certifying to the fulfillment of the foregoing.

9.2                                 Absence of Litigation. No Action shall be pending before any court or Governmental Body to restrain, prevent, enjoin, prohibit or delay, or to obtain damages or other relief in connection with, or to question the validity or legality of, this Agreement or the consummation of the Contemplated Transactions.

9.3                                 Proof of Corporate Action. The Sellers shall have received from Purchaser and Holdings copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate and shareholder action taken to authorize the execution, delivery and performance of this Agreement and each of the agreements contemplated hereby to which Purchaser or Holdings is a party.

9.4                                 Certified Charter; Good Standing. Purchaser and Holdings shall have delivered to Sellers (i) in the case of Purchaser, (a) a copy of the its Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date, (b) a true and correct copy of the its bylaws and (c) a corporate good standing certificate from the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date and (ii) in the case of Holdings, (a) a copy of its Memorandum of Assocation certified by a Governmental Body of the British Virgin Islands as of a date not more than ten (10) days prior to the Closing Date, (b) a true and correct copy of its Articles of Association and (c) a corporate good standing certificate from the Registrar of Corporate Affairs of the British Virgin Islands as of a date not more than ten (10) days prior to the Closing Date.

9.5                                 Incumbency Certificate. The Sellers shall have received from Purchaser and Holdings an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual authorized to sign, in the name and on behalf of Purchaser and Holdings, this Agreement and each of the agreements contemplated hereby to which Purchaser and Holdings is or is to become a party.

9.6                                 Opinion of Counsel. Sellers shall have received from Edwards Angell Palmer & Dodge LLP and Ogier, counsel to the Purchaser and Holdings, respectively, opinions of such counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 9.6.

9.7                                 Escrow Agreement. Purchaser and Holdings shall have executed and delivered to the Sellers and the Escrow Agent the Escrow Agreement.

9.8                                 Delivery of Estimated Purchase Price. Purchaser shall deliver the Estimated Purchase Price in accordance with Section 3.3.

9.9                                 Transition Services Agreement. The Company and LE shall have entered into a Transition Services Agreement, substantially in the form attached hereto as Exhibit 8.19.

9.10                           Confidentiality Agreements. The Company and LE, on the one hand, and the Sellers and Purchaser, on the other, shall execute the applicable confidentiality agreement with respect to CIMA and LE, substantially in the form attached hereto as Exhibit 9.10.

9.11                           Warehouse Lease. Vachell Lane and the Company shall have entered into the Real Estate Lease Agreement for the property located at 125 Venture Drive, San Luis Obispo, CA in the form attached hereto as Exhibit 8.16.

10.                                 INDEMNIFICATION AND RELATED MATTERS.

10.1                           Indemnification. Subject to the limitations of Section 10.2:

(a)                                  The Sellers, jointly and severally, and solely with respect to Article 4, on a several and not joint basis, agree to indemnify, defend and hold harmless Purchaser from and against, and to reimburse and pay Purchaser as incurred with respect to, Damages arising out of, relating to, or resulting from (i) any breach of or inaccuracy in any representation or warranty of any Seller or the Company in this Agreement, any schedule hereto, the Escrow Agreement or any certificate delivered by any Seller, the Company or the Seller Representative pursuant to this Agreement or the Escrow Agreement, (ii) any breach by any Seller, the Company or the Seller Representative of any covenant (including, without limitation, the covenants in Section 7.3) to be performed by any of them under this Agreement, the Escrow Agreement or any certificate delivered by any Seller, the Company or the Seller Representative pursuant to this Agreement or the Escrow Agreement, (iii) any and all claims for Brokers Obligations (other than such claims by brokers or finders engaged by Purchaser or its Affiliates), (iv) any claim by a third party against Purchaser or the Company relating to the operation of the Excluded Businesses at any time (other than Excluded Business Tax Claims), (v) the matters set forth on Schedule 10.1(a)(v) and (vi) any claim relating to Taxes relating to the Excluded Businesses (collectively, “Excluded Business Tax Claims”).  Each claim for Damages described in clauses (i) or (ii) of this Section 10.1(a) (to the extent that such claim relates to the representations and warranties set forth in Section 5.11 or the covenants set forth in Section 7.2) is referred to herein as a “Tax Claim” and collectively as the “Tax Claims.”

(b)                                 Purchaser agrees to indemnify and hold harmless Sellers from and against, and to reimburse and pay Sellers as incurred with respect to, any and all Damages resulting from (i) any breach of or inaccuracy in any representation or warranty of Purchaser or Holdings in this Agreement, the Escrow Agreement or any certificate delivered by Purchaser or Holdings pursuant to this Agreement or the Escrow Agreement, (ii) any breach by Purchaser or Holdings of any covenant to be performed by it under this Agreement, the Escrow Agreement or any certificate delivered by Purchaser or Holdings pursuant to this Agreement or the Escrow Agreement, and (iii) any and all claims for Broker Obligations by brokers or finders engaged by Purchaser or Holdings.

(c)                                  For purposes of Sellers’ obligations to indemnify Purchaser under Section 10.1(a), (i) “Purchaser” shall include the Company, Purchaser, and their Affiliates and each of their respective officers, directors, employees, shareholders, partners, managers, members, agents and representatives and the successors and assigns of each, and (ii) the Seller Representative (on behalf of the Sellers) may elect in writing to satisfy any Damages claim asserted by Purchaser pursuant to this Article 10 from the Escrow Funds or by paying cash or other Closing Shares; provided that such election shall be delivered to the Purchaser within three (3) Business Day of the date of final settlement or final adjudication of the claim or claims (as applicable) from which the related Damages arose and that such payment is made within three (3) Business Days following the Business Day upon which such election is delivered to the Purchaser. To the extent that the Seller Representative elects to satisfy any Damages claim by payment of Escrow Shares in the Escrow Account or other Closing Shares, the number of such shares required to satisfy such Damages shall be determined based on each such share having a value equal to the Share Price of such share on the date of settlement or final adjudication of the related claim. To the extent that the Seller Representative elects to satisfy any Damages claim by payment of cash, a number of Escrow Shares in the Escrow Account equal to the number of shares required to satisfy such Damages calculated pursuant to the previous sentence shall be released from the Escrow Account three (3) Business Days after such payment of cash by Sellers.

10.2                           Survival of Representations, Warranties and Covenants; Limitations. The representations, warranties and covenants of the Company, Sellers, Purchaser and Holdings contained in this Agreement shall survive the Closing, subject to the limitations in this Section 10.2.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties and covenants will not be affected by any investigation conducted with respect to or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty (including pursuant to the conditions contained in Sections 8.1 and 9.1), or on the performance of or compliance with any covenant, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties and covenants.

(a)                                  Time Limitations. No party shall have any liability (for indemnification or otherwise) for a breach or the inaccuracy of any representation or warranty unless such party is given written notice (such notice, in the case of a claim by Purchaser, to be given to Sellers’ Representative for and on behalf of all of Sellers) asserting a claim with respect thereto and specifying the factual basis of the claim and extent of the Damages in reasonable detail, to the extent then known or available, on or before the date that is twenty four (24) months from the Closing, provided that (i) there shall be no time limit for any claim by Purchaser for a breach of a representation or warranty set forth in Article 4, the first sentence of Section 5.1(a), 5.1(b), 5.2 or the first sentence of 5.8(b) (ii) there shall be no time limit for any claim by any party for Damages arising out of fraud or intentional misrepresentations (“Fraud Claims”), (iii) the time limit for any claim by Purchaser for a breach of a representation or warranty set forth in Section 5.11, 5.14, 5.18 or a Tax Claim by Purchaser under Section 10.1 shall be the applicable statute of limitations for such a claim plus thirty (30) days, after taking into account all extensions, and (iv) there shall be no time limit for any claim by Sellers for a breach of a representation or warranty set forth in Section 6.6 or 6.7.  Other than as set forth in the preceding sentence, the time limit for any claim by either Purchaser or any Seller for a breach of any covenants under this Agreement to be performed by a Seller or Purchaser, respectively, after the Closing shall be the time period, if any, specified therein, or, if none is specified, shall be indefinite.

(b)                                 Dollar Limitations - Minimum. Neither Sellers, on the one hand, nor Purchaser, on the other hand, shall be liable to the other for indemnification under Section 10.1 for a claim for breach of any representation or warranty of the other party unless and until the aggregate Damages incurred by such party as a result of all breaches of all such representations and warranties (other than the Excluded Warranties) exceeds $500,000 (the “Basket”), provided that in the event that the amount of Damages incurred by such party exceed the Basket, such party shall be indemnified by the other party only for the amount of such Damages that is in excess of $50,000.  This Section 10.2(b), and the limitations set forth herein, shall not apply to Damages relating to or arising out of (a) any misrepresentation or breach of warranty set forth in Article 4, the first sentence of Section 5.1(a), 5.1(b), 5.2, 5.7(a), the first sentence of 5.8(b), 5.19, 6.1, 6.2, 6.3, 6.4, 6.5, or 6.6 (each such warranty an “Excluded Warranty”) (b) Fraud Claims, (c) any breach of the covenants of any Seller, Purchaser or the Seller Representative in this Agreement or the Escrow Agreement, (d) any claim under Section 10.1(a)(iii), (iv) or (v) or (e) any Excluded Business Tax Claim relating to the use by the Company of net operating losses generated by CIMA.

(c)                                  Dollar Limitations - Maximum. The maximum aggregate liability of Sellers to Purchaser under this Agreement for breaches of representations, warranties and agreements, including but not limited to liability under Section 10.1, shall be $25,000,000 (such sum, the “Cap”). The maximum aggregate liability of Purchaser to Sellers under this Agreement for Purchaser’s and Holdings’ breaches of representations, warranties and agreements, including but not limited to liability under Section 10.1, shall be $10,000,000.  The Cap shall not apply to Damages relating to or arising out of (a) any misrepresentation or breach of warranty set forth in Article 4, the first sentence of Section 5.1(a), 5.1(c), 5.2, 5.7(a), the first sentence of 5.8(b) or 5.19, (b) Fraud Claims, (c) any breach of the covenants of any Seller, Purchaser or the Seller Representative in this Agreement or the Escrow Agreement, (d) any claim under Section 10.1(a)(iii), (iv) or (v) or (e) any Excluded Business Tax Claim.

(d)                                 Intellectual Property Actions. Notwithstanding anything else to the contrary in this Agreement, except for Fraud Claims, the Sellers shall not be liable to the Purchaser for Damages for breach of the Sellers’ representations and warranties in Section 5.24(b)(ii), 5.24(c)(ii) or 5.24(e) unless such Damages arise out of or result from an Action brought by a third party against the Purchaser or the Company relating to the subject matter of such representations and in such circumstances the Sellers shall be liable only to the extent that the Damages relate to products (i) sold by the Company, (ii) ordered by the Company, (iii) in the inventory of the Company, or (iv) in transit to the Company from suppliers, on or prior to the Closing Date.

(e)                                  Exclusive Remedy; Equitable Relief. The parties’ rights to indemnification pursuant to this Article 10 shall be the sole and exclusive remedy for all claims arising out of or related to this Agreement, the Escrow Agreement or any related agreement or the transactions contemplated thereby; provided, however, none of the limitations set forth in this Section 10.2 shall limit in any way the Purchaser’s or Sellers’ right to obtain equitable relief in connection with any Fraud Claim or any breach of Section 7.1.

(f)                                    No Consequential Damages. Neither Purchaser nor any Seller shall be liable, by way of indemnification or otherwise, under any legal theory, for any punitive (except for penalties related to Tax Claims), indirect or consequential damages, including without limitation, loss of profits or inability to achieve savings. This limitation shall be effective even if Purchaser or any Seller or Seller Representative, as the case may be, has been advised of, or might have anticipated, the possibility of such Losses

10.3                           Procedures with Respect to Third-Party Claims. Promptly after any Seller’s or the Purchaser’s receipt of notice of commencement of any action or proceeding against the Company, any Seller or the Purchaser that may result in Damages with respect to which the Company, any Seller or the Purchaser may claim indemnification under this Section 10, the party seeking indemnification (the “Indemnified Party”) shall give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) pursuant to Section 10.2(a) and Section 12.6 if it wishes to assert a claim for indemnification under this Article 10.  If the Purchaser is delivering written notice pursuant to the preceding sentence, the Purchaser shall deliver such notice to the Seller Representative. The Indemnifying Party shall then be entitled to participate in such action or proceeding and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party. Upon notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof in accordance herewith, the Indemnifying Party shall not be liable to such Indemnified Party under Section 10.1 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than the reasonable costs of investigation; provided, however, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if so requested by the Indemnifying Party or, if, in the reasonable opinion of counsel to the Indemnified Party, a conflict of interest or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any claim. If an Indemnifying Party assumes the defense of such an Action, (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld or delayed) and (b) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected by the Indemnified Party without the Indemnifying Party’s consent (which shall not be unreasonably withheld).  If notice is given to an Indemnifying Party of the commencement of any action pursuant to Section 10.2(a) and it does not, within thirty (30) Business Days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Party. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its Affiliates other than as a result of monetary damages, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action with counsel of the Indemnified Party’s selection, but the Indemnifying Party shall have no liability with respect to a compromise or settlement thereof entered into without its consent (which shall not be unreasonably withheld or delayed).  The failure of the Indemnified Party to give reasonably prompt notice of any claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

10.4                           Tax Treatment of Indemnity Payments. Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Final Purchase Price for all Tax purposes, unless otherwise required by Law.

10.5                           Interest, Penalties or Additions to Tax. For purposes of the calculation of any indemnity payment under this Article 10, any interest, penalties or additions to Tax accruing before, on or after the Closing Date with respect to a liability for Taxes for which Purchaser is entitled to recover from Sellers shall be deemed to be attributable to a Tax period with respect to which Sellers are required to indemnify Purchaser.

10.6                           Reduction of Amounts Paid for Claims. This Section 10.6 shall apply to all claims of Purchaser related to or arising out of this Agreement, the Escrow Agreement, any related agreement or any of the transactions contemplated thereby, including without limitation claims pursuant to Section 10.1.  The amount which Sellers are required to pay in respect of any such claim shall be reduced (including retroactively) by the amount of any payments received by Purchaser or any of its Affiliates pursuant to insurance policies of Purchaser and its Affiliates covering Damages related to such claim or against any other third party.

11.                                 REGISTRATION OF RESALE OF THE CLOSING SHARES.

11.1                           Registration Statement. Holdings hereby covenants to file with the SEC a registration statement (the “Registration Statement”) under the Securities Act within 75 days after the Closing in order to effect the registration of the resale of the Closing Shares and will use commercially reasonable efforts to cause it to become effective as soon thereafter as possible. All expenses related to the filing and declaration of effectiveness of the Registration Statement (excluding all legal fees, commissions and other offering costs, and other expenses incurred by the Sellers) shall be borne by Holdings. Once the Registration Statement has been declared effective, the Purchaser shall, subject to Section 11.3, use commercially reasonable efforts to maintain the effectiveness of the Registration Statement for each Seller until the earlier of the second anniversary of the Closing or when such Seller’s Closing Shares may all be sold by such Seller without restriction under Rule 144.

11.2                           Cooperation. The Sellers shall cooperate with Holdings in the preparation, filing and process of securing the effectiveness of the Registration Statement and shall furnish to Holdings such information relating to them and such further and supplemental information as may be necessary or as may be reasonably requested by Holdings for use in the Registration Statement and any amendments or supplements thereto. Holdings will advise the Sellers of the effectiveness of the Registration Statement and of the issuance of any stop order with respect to the effectiveness thereof.

11.3                           Restriction on Offers and Sales. Upon receipt of any notice from Holdings of the existence of any circumstance or the occurrence of any event as a result of which (a) any such registration statement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading or (b) any such prospectus contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Sellers shall not offer or sell any Closing Shares pursuant to the Registration Statement until the Sellers receive from Holdings copies of a supplemented or amended prospectus and notice that any related post-effective amendment has become effective, and, if so directed by Holdings, the Sellers shall deliver to Holdings all copies in their possession, other than permanent file copies then in their possession, of the prospectus as theretofore in effect. The Sellers’ obligation pursuant to the preceding sentence not to offer or sell Closing Shares shall not extend longer than sixty (60) consecutive days in any instance nor for more than one hundred fifty (150) days in any twelve (12) month period.

11.4                           Indemnification by Holdings. To the extent permitted by applicable law, Holdings will indemnify the Sellers, with respect to any registration effected pursuant this Article 11, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) made in such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Sellers for any legal and any other expenses reasonably incurred by them in connection with investigating and defending any such claim, loss, damage, liability or action, provided that Holdings shall not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Holdings by either Seller.

11.5                           Indemnification by Sellers. To the extent permitted by applicable law, the Sellers will, jointly and severally, indemnify Holdings, each of its directors, officers and agents, and each person who controls Holdings within the meaning of Section 15 of the Securities Act, against all claims, losses damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact made by either

Seller and provided by such Seller for inclusion in the Registration Statement or any prospectus included therein, or any omission (or alleged omission) to state therein a material fact required to be stated by either Seller therein or necessary to make the statements by such Seller therein not misleading, and will reimburse Holdings and its directors, officers, agents and control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the obligations of Seller hereunder shall be limited to an amount equal to the net proceeds to Seller of securities sold pursuant to the Registration Statement.

11.6                           Indemnification Procedure. Each party entitled to indemnification under Section 11.4 or 11.5 (a “Registration Rights Indemnified Party”) shall give notice to the party required to provide indemnification (the “Registration Rights Indemnifying Party”) promptly after such Registration Rights Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Registration Rights Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom with counsel reasonably satisfactory to the Registration Rights Indemnified Party (whose approval shall not unreasonably be withheld), and the Registration Rights Indemnified Party may participate in such defense at such party’s expense (unless the Registration Rights Indemnified Party shall have reasonably concluded that there may exist a material conflict of interest between the Registration Rights Indemnifying Party and the Registration Rights Indemnified Party in such action, in which case the reasonable fees and expenses of the Registration Rights Indemnified Party’s counsel shall be at the expense of the Registration Rights Indemnifying Party), and provided further that the failure of any Registration Rights Indemnified Party to give notice as provided herein shall not relieve the Registration Rights Indemnifying Party of its obligations hereunder except to the extent that the Registration Rights Indemnifying Party is materially prejudiced thereby. No Registration Rights Indemnifed Party shall, except with the consent of the Registration Rights Indemnifying Party, consent to entry of any judgment or enter into any settlement with respect to any such claim or litigation. Each Registration Rights Indemnified Party shall furnish such information regarding itself or the claim in question and such other support as the Registration Rights Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

11.7                           Contribution. If the indemnification provided for in Section 11.4 or 11.5 is held by a court of competent jurisdiction to be unavailable to a Registration Rights Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Registration Rights Indemnifying Party, in lieu of indemnifying such Registration Rights Indemnified Party hereunder, shall contribute to the amount paid or payable to such Registration Rights Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Registration Rights Indemnifying Party on the one hand and of the Registration Rights Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Registration Rights Indemnifying Party and of the Registration Rights Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Registration Rights Indemnifying Party or by the Registration Rights Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the obligations of the Sellers hereunder shall be limited to an amount equal to the net proceeds to the Sellers of securities sold pursuant to the Registration Statement

12.                                 MISCELLANEOUS.

12.1                           Seller Representative. Richard T. Niner (the “Seller Representative”) is hereby constituted to act as the joint representative, agent and attorney-in-fact for the Sellers and their successors and assigns, effective immediately after the date hereof, for all purposes under this Agreement and the Escrow Agreement, and the Seller Representative, by its respective signature below, agrees to serve in such capacity. The Seller Representative shall have the power and authority to take such actions on behalf of each Seller as the Seller Representative, in its sole judgment, may deem to be in the best interests of the Sellers or otherwise appropriate on all matters related to or arising from this Agreement and the Escrow Agreement. Notwithstanding any dispute or disagreement among the Sellers as may exist, each Seller hereby consents to the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement and the Escrow Agreement, and acknowledges and agrees that notice served to the Seller Representative in accordance with the provisions of this Agreement or the Escrow Agreement shall constitute notice to all of the Sellers. Purchaser shall be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, and all of the foregoing shall be fully binding upon the Sellers. Sellers may elect to appoint another Person as Seller Representative at any time by ten (10) days written notice to Purchaser and such Person shall, from the date that is ten (10) days from Purchaser’s receipt of such notice, and after such Person’s execution of this Agreement and the Escrow Agreement, have all rights and obligations of the Seller Representative herein. Purchaser shall be entitled to rely on any such appointment in such notice. No change in the Seller Representative shall be effective as against the Purchaser or the Company until the Purchaser or the Company have received written notice thereof. Notwithstanding anything to the contrary set forth in this Agreement, the Seller Representative’s liabilities and obligations to Purchaser under this Agreement as a Seller shall in no manner be increased to any extent because of his role as Seller Representative hereunder and the Seller Representative shall have no liability to any Seller on account of his activities as the Seller Representative, except for acts of intentional misconduct. The Seller Representative’s powers shall include, without limitation:

(a)                  executing and delivering the Escrow Agreement and any and all supplements, amendments, waivers or modifications thereto and all certificates, consents and other documents contemplated by this Agreement and the Escrow Agreement or as may be necessary or appropriate to effect the Contemplated Transactions;

(b)                 giving and receiving all notices, services of process and other communications relating to this Agreement and the Escrow Agreement;

(c)                  taking or refraining from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the Escrow Agreement and the performance or enforcement of the obligations, duties and rights pursuant to this Agreement and the Escrow Agreement;

(d)                 authorizing or disputing the release to the Purchaser of all or some of the Escrow Funds contained in the Escrow Account in connection with any claim by Purchaser pursuant to Article 10;

(e)                  taking all actions necessary or appropriate in connection with the defense and or settlement of any and all claims for which the Sellers may be required to provide indemnification pursuant to Article 10;

(f)                    taking all actions necessary or appropriate in connection with any disputes regarding the adjustment of the Estimated Purchase Price pursuant to Section 2.2; and

(g)                 taking all actions necessary or appropriate in the judgment of the Seller Representative to accomplish any of the foregoing.

The provisions of this Section 12.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the Contemplated Transactions, and shall be binding upon the executors, heirs, legal representatives and successor trustees of each Seller. Remedies available at law for any breach of the provisions of this Section 12.1 are likely to be inadequate, and therefore Purchaser and the Company shall be entitled to injunctive relief without the necessity of proving damages if Purchaser or the Company brings an action to enforce the provisions of this Section 12.1.

If Richard T. Niner, the initial Seller Representative, resigns from such position or is unable to continue in such position, Ronald G. Strackbein shall promptly designate a successor and, upon becoming a party to this Agreement and the Escrow Agreement, such successor shall be the Seller Representative for all purposes hereunder and thereunder. If any successor Seller Representative resigns from such position or is unable to continue in such position, a representative of the Sellers shall promptly designate a successor and, upon becoming a party to this Agreement and the Escrow Agreement, such successor shall be the Seller Representative for all purposes hereunder and thereunder. In the absence of such designation, the Purchaser may apply to a court of competent jurisdiction for the appointment of a successor Seller Representative and the costs, expenses and reasonable attorneys’ fees incurred in connection with such proceding shall be paid by the Sellers.

12.2                           Entire Agreement. This Agreement, including all schedules and exhibits, contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters (including, without limitation, the letter agreement dated as of August 12, 2008 between the Company, the Sellers and Purchaser and the Confidential Disclosure Agreement dated as of July 14, 2008 by and between the Company and Purchaser), and cannot be changed or terminated orally.

12.3         Further Assurances.  From time to time, as and when requested by any party, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Contemplated Transactions.

12.4         Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to agreements made and to be performed therein.  Notwithstanding the foregoing, Section 7.1 of this Agreement shall be governed by and construed in accordance with the law of the State of California applicable to agreements made and to be performed therein.

12.5         Headings.  The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

12.6         Notices.  All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to Sellers or the Company, to:

Richard T. Niner

PO Box 6754

Jackson, WY  83002

Phone Number:  307.733.8044

Fax Number: 307.733.7142

and

Ronald G. Strackbein

53 Ridgeview Avenue

Greenwich, CT 06830

with a copy to:

Janu Sivanesan

Katten Muchin Rosenman LLP

575 Madison Avenue
New York, New York 10022-2585

Fax: (212) 894-5803

If to the Seller Representative, to:

Richard T. Niner

PO Box 6754

Jackson, WY  83002

Phone Number:  307.733.8044

Fax Number: 307.733.7142

If to Purchaser, to:

Jeffrey J. Giguere

Executive Vice President and General Counsel

FGX International, Inc.

500 George Washington Highway

Smithfield, RI 02917

Fax: (401) 231-3818

With a copy to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Facsimile:  (617) 227-4420

Attention:  Matthew C. Dallett

Notices shall be deemed delivered upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) on the first Business Day following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iii) the fifth Business Day following deposit thereof with the U.S. Postal Service as aforesaid.  Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

12.7         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as provided in Section 10.1(c), nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other (with the Seller Representative having the right to execute such writing on behalf of the Sellers) and any attempted assignment without the required consent shall be void; provided that Purchaser shall not be required under this Section 12.7 to obtain the prior written consent of the Sellers in connection with the assignment of Purchaser’s rights hereunder (i) as collateral in connection with any financing of Purchaser, any of its Affiliates or the Company, (ii) to any of its Affiliates, including by way of merger of Purchaser with and into any of its Affiliates, or (iii) in connection with any sale of all or substantially all of the assets or stock of Purchaser, any of its Affiliates or the Company, including by way of a merger.

12.8         Amendments and Waivers.  No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto (with the Seller Representative having the right to negotiate, execute and implement such writing on behalf of the Sellers).  No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege.  No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default.  No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

12.9         Counterparts; Signatures by Telecopy.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by telecopy or PDF file shall constitute originals.

12.10       WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

12.11       CONSENT TO JURISDICTION.

(a)                                  EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR DELAWARE, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 12.11 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(b)                                 EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS.  IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 12.6 OF THIS AGREEMENT.

12.12       Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12.13       Interpretation.  As all parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against any party as the drafter.

12.14       Exhibits and Schedules to this Agreement  All Exhibits and Schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

HOLDINGS:			PURCHASER:

FGX INTERNATIONAL HOLDINGS			FGX INTERNATIONAL INC.
LIMITED
		By:	/s/ Anthony Di Paola
By:	/s/ Anthony Di Paola		Name:	Anthony Di Paola
	Name:	Anthony Di Paola	Title:	Chief Financial Officer
	Title:	Chief Financial Officer

COMPANY:

DIOPTICS MEDICAL PRODUCTS, INC.

			By:	/s/ Janice Langley
			Name:	Janice Langley
			Title:	President

SELLERS:

/s/ Richard T. Niner
RICHARD T. NINER

/s/ Ronald G. Strackbein
RONALD G. STRACKBEIN

SELLER REPRESENTATIVE

/s/ Richard T. Niner
RICHARD T. NINER